UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CBS Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 16, 2010

Dear Stockholder:

              You are cordially invited to attend the 2010 Annual Meeting of Stockholders of CBS Corporation (the "Annual Meeting"), which will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York 10019 at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 26, 2010. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2010 Annual Meeting of Stockholders.

              If you hold shares of the Company's Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2010 Proxy Statement. You may also submit your vote by returning a proxy card or voting instruction card, if you received a printed copy of proxy materials by request. If you attend the Annual Meeting, you may vote your shares in person.

              National Amusements, Inc., which as of March 31, 2010 beneficially owned shares of the Company's Class A Common Stock representing approximately 79.8% of the voting power of CBS Corporation's common stock, has advised CBS Corporation that it intends to vote all of its shares of the Company's Class A Common Stock in favor of each of the matters listed in Items 1-3 in the attached Notice. Therefore, approval of those matters is assured.

              If you wish to attend the Annual Meeting in person, you will need to request an admission ticket in advance. If you are a registered holder of the Company's Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card (if you requested a printed copy of proxy materials). If you are a registered holder of the Company's Class B Common Stock or you hold shares of the Company's Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement, to Director, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, New York 10019.

              If you have elected to receive paper copies of the Company's proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower the Company's costs and reduce the amount of paper mailed to your home.

              We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE Executive Chairman and Founder	LESLIE MOONVES President and Chief Executive Officer

CBS CORPORATION

 NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

To CBS Corporation Stockholders:

              The 2010 Annual Meeting of Stockholders (the "Annual Meeting") of CBS Corporation (the "Company") will be held at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York 10019 at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 26, 2010. The principal business of the meeting will be the consideration of the following matters:

    1.
    The election of 14 directors;

    2.
    The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2010;

    3.
    A proposal to re-approve the material terms of the performance goals in the Company's Senior Executive Short-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code; and

    4.
    Such other business as may properly come before the Annual Meeting or any adjournment thereof.

              The close of business on March 31, 2010 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company's corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

ANGELINE C. STRAKA Secretary

April 16, 2010

CBS CORPORATION
2010 PROXY STATEMENT

 VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

              A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation ("CBS Corporation" or the "Company"), for use at the 2010 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 26, 2010 at 10:00 a.m., Eastern Daylight Time. The close of business on March 31, 2010 is the record date for determining the record holders of the Company's Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Holders of the Company's non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment thereof.

              As of March 31, 2010, the Company had outstanding 51,380,550 shares of its Class A Common Stock, each of such shares being entitled to one vote, and 628,173,886 non-voting shares of its Class B Common Stock (together with the Company's Class A Common Stock, the "Common Stock").

Internet Availability of Proxy Materials

              In accordance with Securities and Exchange Commission ("SEC") rules, instead of mailing to stockholders a printed copy of the Company's proxy statement, annual report and other materials relating to the Annual Meeting ("proxy materials"), the Company may now provide proxy materials to the Company's stockholders on the Internet by mailing to them a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to inform stockholders that the proxy materials are available on the Internet. The Company intends to commence its distribution of the Notice of Internet Availability on or about April 16, 2010. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of the Company's proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the "Other Matters" section below.

Submission of Proxies

              The persons named in the proxy card and on the Company's voting website at www.proxyvote.com (the "proxy holders") have been designated by the Company's Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder's instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

              Registered holders of the Company's Class A Common Stock may submit a proxy in the following ways:

  •
  By Internet: Registered holders of record may access www.proxyvote.com, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 25, 2010.

  •
  By Telephone: Registered holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 25, 2010.

  •
  By Mail: For holders who received a printed copy of proxy materials by request, by completing, signing and dating the proxy card or voting instruction card and returning it in the envelope provided, so that it is received prior to the Annual Meeting.

              "Beneficial holders" (defined below) will receive voting instructions directly from the holder of record.

              Shares Held in the Company's 401(k) Plan.    Voting instructions relating to shares of the Company's Class A Common Stock held in the Company's 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on May 24, 2010, so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

              Voting Other than by Proxy.    While the Company encourages holders of its Class A Common Stock to vote by proxy, holders of the Company's Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company's Class A Common Stock hold their shares in "street name" through a broker or other nominee and are therefore known as "beneficial holders." If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from that entity and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

Revocation of Proxies

              A proxy may be revoked before the voting deadline by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to Proxy Services, P.O. Box 9112, Farmingdale, NY 11735-9543. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 25, 2010. A holder may also revoke a proxy by voting in person at the Annual Meeting.

              Shares Held in the Company's 401(k) Plan.    Voting instructions relating to shares of the Company's Class A Common Stock held in the Company's 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 24, 2010, by sending written notice to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9112, Farmingdale, NY 11735-9543.

Quorum

              Under the Company's Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company's Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum.

Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Matters to Be Considered at the Annual Meeting

              The Board of Directors recommends a vote FOR each of the following matters:

    1.
    The election of each of the 14 nominated directors;

    2.
    The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm ("independent auditor") for fiscal year 2010; and

    3.
    A proposal to re-approve the material terms of the performance goals in the Company's Senior Executive Short-Term Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code.

              The affirmative vote of the holders of a majority of the aggregate voting power of the Company's Class A Common Stock present in person or represented by proxy at the Annual Meeting is required to elect each of the 14 nominated directors and to approve each of the remaining matters set forth above. An abstention with respect to any matter will have the effect of a vote against such matter.

              Under the rules of the New York Stock Exchange ("NYSE"), a broker or other nominee holding shares of the Company's Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders' meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder's shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matter listed as Item 2 above, but not on the matter listed as Item 3 above, if they do not receive instructions from the beneficial holder of the shares held in street name. With respect to the matter listed as Item 1 above, the NYSE rules have changed, effective this year, and brokers or nominees will no longer be permitted under NYSE rules to vote in the election of directors on behalf of a beneficial holder if the brokers or nominees do not receive instructions from the beneficial holder. This represents a change from prior years, when brokers and nominees were permitted to exercise voting discretion in the event that no instructions were provided to the broker with respect to the election of directors. Thus, it is particularly important that beneficial holders instruct their brokers or nominees as to how they wish to vote their shares. A broker non-vote will not have the effect of a vote against Items 1 and 3 above.

              As of March 31, 2010, National Amusements, Inc. ("National Amusements") beneficially owned through its wholly owned subsidiary, NAIRI, Inc. ("NAIRI"), approximately 79.8% of the Company's outstanding Class A Common Stock and approximately 6% of the Company's outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Executive Chairman and Founder of the Company. National Amusements has advised the Company that it intends to vote all of its shares of the Company's Class A Common Stock in favor of each of Items 1-3 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve each of the matters.

Cost of Proxy Solicitation and Inspector of Election

              The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and, as applicable, this proxy statement and the related materials. The Company will furnish copies of the Notice of Internet Availability and, if requested, this proxy statement and related materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. IVS Associates, Inc. will serve as the independent inspector of election for the Annual Meeting.

Mailing Address

              The Company's mailing address is 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

              CBS Corporation's corporate governance practices are established and monitored by its Board of Directors (the "Board"). The Board, with assistance from its Nominating and Governance Committee, regularly assesses CBS Corporation's governance practices in light of legal requirements and governance best practices. In several areas, CBS Corporation's practices go beyond the requirements of the NYSE corporate governance listing standards (the "NYSE listing standards"). For example, despite being a "controlled company" (which is a company of which more than 50% of the voting power is held by an individual or another company), CBS Corporation has a majority of independent directors on its Board and has an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

              CBS Corporation's principal governance documents are as follows:

  •
  Corporate Governance Guidelines

  •
  Board Committee Charters:

    •
    Audit Committee Charter

    •
    Compensation Committee Charter

    •
    Nominating and Governance Committee Charter

  •
  Business Conduct Statement

  •
  Supplemental Code of Ethics for Senior Financial Officers

              These documents are available on the Company's public website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company encourages its stockholders to read these documents, as we believe they illustrate CBS Corporation's commitment to good governance practices. Certain key provisions of these documents are summarized below.

Corporate Governance Guidelines

              CBS Corporation's Corporate Governance Guidelines (the "Guidelines") set forth the Company's corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

  •
  A majority of the members of the Board must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

  •
  All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

  •
  Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

  •
  The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate's service on more than three other public company boards of directors is consistent with service on the Board;

  •
  Director compensation will be established in light of the policies set forth in the Guidelines;

  •
  Within three years of joining the Board, directors are expected to own shares of Common Stock having a market value of at least three times the cash annual retainer fee paid to them, in accordance with the Guidelines;

  •
  The non-management directors play an active role in succession planning; and

  •
  The Board will hold an annual self-evaluation to assess its effectiveness.

Board Committee Charters

              Each Board Committee operates under a written charter that has been adopted by the Board. The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of each Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under "CBS Corporation's Board of Directors—Board Committees."

Business Conduct Statement

              The Company's Business Conduct Statement ("BCS") sets forth the Company's standards for ethical conduct that are expected of all directors and employees of the Company. The BCS is available on the Company's website at www.cbscorporation.com and on the Company's intranet sites and also has been distributed both electronically and in printed copy to the Company's employees and in printed copy to the Company's directors. As part of the Company's compliance and ethics program, directors and full-time employees are required to certify, either electronically or in hard copy, as to their compliance with the BCS and, on an ongoing basis, must disclose any potential conflicts of interest. The Company has also implemented an online BCS training program. The BCS addresses, among other things, topics such as:

  •
  Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

  •
  Conflicts of interest, including the disclosure of potential conflicts to the Company;

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  Confidentiality, insider information and trading, and fair disclosure;

  •
  Financial accounting and improper payments;

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  The Company's commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

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  Fair dealing and relations with competitors, customers and suppliers;

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  Health, safety and the environment; and

  •
  Political contributions and payments.

              The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee. These avenues include a telephone hotline, email contacts or direct communication with the Company's compliance officers. The BCS also provides that the Company will protect anyone who makes a good faith report of a violation of the BCS and retaliation against an employee who makes a good faith report will not be tolerated.

              Waivers of the BCS for the Company's executive officers or directors will be disclosed on the Company's website at www.cbscorporation.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

              The Supplemental Code of Ethics is applicable to the Company's Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on the Company's website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in CBS Corporation's filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on the Company's website at www.cbscorporation.com or by Form 8-K filed with the SEC.

CBS CORPORATION'S BOARD OF DIRECTORS

              The Company's Board of Directors is currently comprised of 14 members: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone, Sumner M. Redstone and Frederic V. Salerno. All of the current members of the Board were elected at the Company's 2009 Annual Meeting of Stockholders.

              During 2009, the Board held 10 meetings and also acted by unanimous written consents. Each incumbent director attended at least 75% of the meetings of the Board and Committees on which such director served during 2009. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all of the directors standing for election in 2009 were present at the Company's 2009 Annual Meeting of Stockholders.

              In accordance with the Guidelines and the NYSE listing standards, the non-management directors meet separately, without directors who are Company employees, at regularly scheduled sessions a number of times each year equal to at least 50% of the number of regularly scheduled Board meetings, and at such other times as they deem appropriate. The independent directors meet separately, without those directors who are not independent as determined by the Board, at least 2 times each year, and at such other times as they deem appropriate. The members of the Nominating and Governance Committee preside at meetings of the non-management directors and independent directors on a rotating basis. During 2009, the non-management directors met 5 times, and the independent directors met 6 times.

Director Independence

              The Company's Guidelines provide that a majority of the Company's directors must be independent of the Company, as "independence" is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five "bright-line" tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no "material relationship" with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a "material relationship" with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

  •
  The types of relationships identified by the NYSE listing standards' bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

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  A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $120,000 in direct compensation from the Company during any 12-month period within the last three years; and

  •
  A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

    •
    a company that made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company's annual consolidated gross revenues;

    •
    a company which is either indebted to or a creditor of the Company in an amount that is less than 1% of such indebted company's total consolidated assets; and

    •
    a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization's consolidated gross revenues.

              For relationships that exceed the thresholds described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

              The full text of the Guidelines is available on the Company's website at www.cbscorporation.com.

              In February 2010, the Nominating and Governance Committee reviewed the independence of the 14 director nominees standing for election at the Annual Meeting to determine its recommendation regarding which nominees meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 10 of the 14 nominees are independent. The independent director nominees are Messrs. Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson, Morris and Salerno and Ms. Griego.

              During its review, in determining that the director nominees named above are independent, the Board considered the transactions disclosed under "Related Person Transactions," all of which the Board determined were immaterial to, and would not impair, each such director's independence. The Board also considered that the Company and its subsidiaries in the ordinary course of business have, during the past three years, sold products and services to, made contributions to and/or purchased products and services from, companies and tax-exempt organizations of which certain directors were executive officers during 2009, and determined that all of these transactions were below the threshold for relationships deemed to be immaterial under the Guidelines.

Board Leadership Structure

              The Company's Board of Directors separates its Board chairman and principal executive officer positions. The Company believes that this structure is most appropriate for the Company, since the two positions serve different functions. The Company's Executive Chairman provides leadership as chairman of the board and strategic oversight of the Company. He is uniquely suited for this position, given his history with the Company as a principal participant in the establishment of the Company and as a stockholder who has maintained, through National Amusements, a controlling ownership position since that time. The Company's Chief Executive Officer is responsible for the day-to-day supervision, management and control of the business and affairs of the Company and serves as a bridge between management and the Board to support the alignment of the goals of both. In addition, the Board has appointed a Vice Chair whose responsibilities include the duties set forth in the Company's Bylaws. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present.

Board Risk Oversight

              The Company's Board of Directors has overall responsibility for the oversight of the Company's risk management process. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

  •
  The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company's risk assessment and risk management and discusses risks as they relate to its review of the Company's financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee's charter.

  •
  The Compensation Committee monitors risks associated with the design and administration of the Company's compensation programs, including its performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company's employees. The Committee also reviews risks related to management resources, including the depth of the Company's senior management.

  •
  The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company's corporate governance processes and in reviewing related person transactions.

              Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On an annual basis, the Board conducts strategy sessions, which include presentations from economic, political and industry experts, among others, on matters affecting the Company, to assist the Board and management in preparing and implementing strategic initiatives, including risk management. In addition, the Board and Committees receive regular reports from management that include matters affecting the Company's risk profile, including, among others, operations reports from the Chief Executive Officer, and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer and Chief Accounting Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; reports from the General Counsel on legal risks and regular reviews of material litigation; and reports on internal audit activities from the Senior Vice President, Internal Audit. The Audit Committee also receives an annual report from the Company's Chief Compliance Officer on the Company's compliance program and from the Senior Vice President, Internal Audit on the internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of the Company's risk management, control and governance processes. In connection with new SEC rules, the Executive Vice President, Human Resources and Administration, reported to the Compensation Committee on management's assessment regarding whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Outside of formal meetings, Board members have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel and the Executive Vice President, Human Resources and Administration. The Committee and management reports, strategy sessions and real-time management access collectively provide the Board with integrated insight on the Company's management of its risks.

 Board Committees

              The following chart sets forth the current membership of each Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Gary L. Countryman, Chair Joseph A. Califano, Jr. Linda M. Griego Doug Morris Frederic V. Salerno
Compensation Committee	Charles K. Gifford, Chair William S. Cohen Leonard Goldberg Bruce S. Gordon
Nominating and Governance Committee	Joseph A. Califano, Jr., Chair Gary L. Countryman Charles K. Gifford

              During 2009, the Audit Committee held 7 meetings, the Compensation Committee held 21 meetings and the Nominating and Governance Committee held 21 meetings. Information about the Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

              The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one "audit committee financial expert" (as described below) and all Committee members must be financially literate. The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, the Company's General Counsel, its Senior Vice President of Internal Audit and other members of the Company's senior management. The Committee is responsible for the following, among other things:

  •
  The appointment, retention, termination, compensation and oversight of the Company's independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

  •
  Reviewing the Company's financial statements and related disclosures, including with respect to internal control over financial reporting;

  •
  Oversight of the Company's internal audit function; and

  •
  Oversight of the Company's compliance with legal and regulatory requirements.

              For additional information on the Committee's role and its oversight of the independent auditor during 2009, see "Report of the Audit Committee."

              Audit Committee Financial Experts.    The Board has determined that all of the members of the Audit Committee are "financially literate," as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that a number of members of the Audit Committee, including Mr. Countryman (Chair), qualify as "audit committee financial experts," as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act").

              Service on the Audit Committees of Other Public Companies.    The Company does not restrict the number of other audit committees on which members of its Audit Committee may serve. Messrs. Countryman (Chair), Califano and Morris do not serve on any other public company audit committee. Ms. Griego currently serves on one other public company audit committee, and Mr. Salerno currently serves on four other public company audit committees. In accordance with the NYSE listing standards, the Board has determined that Mr. Salerno's service on these other public company audit committees would not impair his ability to serve effectively on the Company's Audit Committee, particularly given his experience as the former chief financial officer of a major public company and the fact that he is retired from full-time employment.

Compensation Committee

              The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and that the Committee shall also satisfy the relevant requirements established pursuant to regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

  •
  Adopting and periodically reviewing the Company's compensation philosophy, strategy and principles regarding the design and administration of the Company's compensation programs;

  •
  Reviewing and approving the total compensation packages for the Executive Chairman, the President and Chief Executive Officer, the Company's other executive officers, and other senior executives identified by the Committee after consultation with the Company's Chief Executive Officer and Executive Vice President, Human Resources and Administration, and, in certain instances, other persons among the Company's most highly compensated executives (excluding "Talent," as such term is currently used in the media or entertainment industries) (the "senior executives"); and

  •
  Overseeing the administration of the Company's incentive compensation plans (including the bonus plan for executives subject to Section 162(m) under the Code) and its equity-based compensation plans.

              Consideration and Determination of Executive Compensation.    The Compensation Committee reviews all components of senior executives' compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives (other than Messrs. Redstone and Moonves), the Committee considers the input and recommendations of the Chief Executive Officer with respect to the senior executives' performances, Mr. Briskman with respect to those senior executives who report directly to him and Mr. Ianniello with respect to those senior executives who report directly to him. With respect to Messrs. Redstone and Moonves, the Committee reviews and approves goals and objectives relevant to their compensation and, together with the Nominating and Governance Committee, annually evaluates the performances of the Executive Chairman and the Chief Executive Officer in light of those goals and objectives. The results of these evaluations are then reported to the non-management directors. The Compensation Committee sets compensation for the Executive Chairman and the Chief Executive Officer taking these evaluations into account. The Committee then reports to the Board on the process for setting compensation for the Executive Chairman and Chief Executive Officer.

              The Company's processes and procedures for the consideration of executive compensation and the role of the Company's executive officers in determining or recommending the amount or form of executive compensation are more fully described in the "Compensation Discussion and Analysis"

section below. Director compensation is approved by the Board, based on recommendations from the Nominating and Governance Committee, as more fully described in the "Nominating and Governance Committee" section below.

              The Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company's long-term management incentive program to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios, as discussed in the "Compensation Discussion and Analysis" section below. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and to the executive.

              The Compensation Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants' fees and other retention terms. The Committee retains an independent compensation consulting firm, currently Exequity, to advise the Committee in its review of senior executive compensation. The Compensation Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Exequity LLP does not perform any administrative or consulting services for the Company. In furtherance of the Committee's review of senior executive compensation, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the "Compensation Discussion and Analysis" section below.

Nominating and Governance Committee

              The Nominating and Governance Committee's Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

  •
  Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

  •
  Overseeing all aspects of the Company's corporate governance initiatives, including regular assessments of its principal governance documents;

  •
  Establishing criteria for the annual self-evaluations of the Board and its Committees;

  •
  Making recommendations to the Board on director compensation matters;

  •
  Monitoring developments in the law and practice of corporate governance;

  •
  Developing and recommending items for Board meeting agendas; and

  •
  Reviewing transactions between the Company and related persons.

              The members of the Nominating and Governance Committee also chair the executive sessions of non-management and independent directors on a rotating basis.

              Consideration and Determination of Director Compensation.    The Committee annually reviews and recommends for the Board's consideration the form and amount of compensation for Outside Directors. "Outside Directors" are directors of the Company who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in the "Director Compensation" section below.

              In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits: Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company's business and compensation and benefits paid to directors of comparable companies; Outside Directors' interests should be aligned with the interests of stockholders; and Outside Directors' compensation should be easy for stockholders to understand.

              The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

              2010 Director Nomination Process; Board Diversity.    In connection with the 2010 director nomination process, the Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and the Company's Guidelines. The Committee also considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee considers important in its determination. For example, as part of its consideration of director nominees for the 2009 slate, the Committee considered Mr. Salerno's service on the Bear Stearns' board, and the Committee concluded that his extensive business and financial expertise provides significant value to the Company. After taking these considerations into account, the Committee determined to recommend to the Board that each of the current members of the Board be nominated to stand for election at the 2010 Annual Meeting.

              As part of its review, the Committee considers diversity, among other factors. The Committee considers diversity to be a broadly defined concept which takes into account professional experience, gender and ethnicity, among other characteristics. As a result of considering diversity as part of its nomination process, multiple industries are represented on the Board, including the entertainment and media, communications, banking, legal, insurance and management consulting industries, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive and principal financial officers, attorneys, high-level government officials, entrepreneurs and television, film and record producers, among others. Also, over the four-year period following the Separation (as defined in "Related Person Transactions"), the Committee has nominated, and stockholders have elected, a total of four female directors, one of whom is Hispanic, and one African-American director. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process, when it reviews the composition of the Board as a whole.

              Stockholder Recommendations for Director.    The Committee will consider candidates for director recommended by the stockholders of the Company. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company's Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Directors of CBS Corporation should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of CBS Corporation's stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in the Company's Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

              Stockholders and other parties interested in contacting CBS Corporation's non-management directors may send an email to nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors' contact information is also available on CBS Corporation's website at www.cbscorporation.com. Non-management directors have approved the process for handling communications received in this manner.

              Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

Compensation Committee Interlocks and Insider Participation

              None of the members of the Compensation Committee during fiscal year 2009 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2009, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company's Board and/or Compensation Committee.

Shareholder Derivative Litigation

              On December 22, 2009, a shareholder derivative complaint, Gray v. Redstone, et al., was filed in the Supreme Court, New York County, naming the Company as a nominal defendant, and members of the Company's Board, and its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer as defendants. The complaint alleges that the defendants breached fiduciary duties by failing to timely write down the value of certain of the Company's assets. The complaint seeks, among other things, unspecified compensatory damages, restitution from the defendants with respect to compensation, benefits and profits obtained and the institution of certain reforms to the Company's internal control functions. On March 8, 2010, all defendants filed a motion to dismiss the case.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The table below sets forth as of February 28, 2010, unless otherwise indicated, information concerning the beneficial ownership of the Company's Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. The information below does not reflect ownership of stock options, restricted share units ("RSUs") or performance share units ("PSUs") if such stock options do not become exercisable, such RSUs do not vest or such PSUs do not vest or the number of shares to be delivered under the PSUs is not determinable within 60 days from February 28, 2010. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own 5% or more of the Company's Class A Common Stock. As of February 28, 2010, there were 51,380,550 shares of the Company's Class A Common Stock outstanding and 627,644,565 shares of the Company's Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
David R. Andelman	Class A Common	15,323	(1)	*
	Class B Common	89,261	(1)(2)	*
Louis J. Briskman	Class A Common	0		*
	Class B Common	915,472	(2)(3)(4)	*
Joseph A. Califano, Jr.	Class A Common	2,649	(1)	*
	Class B Common	68,006	(1)(2)(3)	*
William S. Cohen	Class A Common	17,802	(1)	*
	Class B Common	80,298	(1)(2)	*
Gary L. Countryman	Class A Common	6,087	(1)	*
	Class B Common	42,569	(1)(2)	*
Martin D. Franks	Class A Common	0		*
	Class B Common	358,969	(2)(4)	*
Charles K. Gifford	Class A Common	0		*
	Class B Common	53,806	(1)(2)	*
Leonard Goldberg	Class A Common	0		*
	Class B Common	46,847	(2)(3)	*
Bruce S. Gordon	Class A Common	0		*
	Class B Common	50,622	(1)(2)	*
Linda M. Griego	Class A Common	0		*
	Class B Common	42,488	(1)(2)(3)	*
Joseph R. Ianniello	Class A Common	0		*
	Class B Common	407,916	(2)(4)	*
Arnold Kopelson	Class A Common	3,335	(1)	*
	Class B Common	39,811	(1)(2)	*
Leslie Moonves	Class A Common	0		*
	Class B Common	3,847,327	(2)(3)(4)	*

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Doug Morris	Class A Common	10,822	(1)	*
	Class B Common	47,421	(1)(2)	*
Shari Redstone	Class A Common	3,231	(1)(5)	*
	Class B Common	46,709	(1)(2)(3)(5)	*
Sumner M. Redstone	Class A Common	40,993,981	(6)	79.8%
	Class B Common	1,932,890	(2)(4)	*
Fredric G. Reynolds	Class A Common	0		*
	Class B Common	2,556,659	(2)(3)	*
Frederic V. Salerno	Class A Common	19,185	(1)	*
	Class B Common	60,588	(1)(2)	*
Current directors and executive officers	Class A Common	78,494	(1)	*
as a group, other than the interests of	Class B Common	7,034,749	(1)(2)(3)(4)(7)	*
Mr. Redstone (21 persons)
NAIRI, Inc./National Amusements, Inc.	Class A Common	40,993,941	(8)	79.8%
200 Elm Street	Class B Common	0		*
Dedham, MA 02026
Mario J. Gabelli (9)	Class A Common	4,633,379		9.0%
Gabelli Asset Management Inc.
One Corporate Center
Rye, NY 10580-1435

*
Represents less than 1% of the outstanding shares of the class.

(1)
Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company's deferred compensation plans for Outside Directors: Andelman, 15,323 Class A and 15,400 Class B; Califano, 2,649 Class A and 2,666 Class B; Cohen, 17,802 Class A and 17,897 Class B; Countryman, 6,087 Class A and 6,088 Class B; Kopelson, 3,335 Class A and 3,330 Class B; Morris, 10,882 Class A and 10,940 Class B; Shari Redstone, 3,231 Class A and 3,239 Class B; and Salerno, 19,185 Class A and 19,270 Class B (including 7,918 Class A and 7,946 Class B, which amounts were deferred prior to the Separation (as defined in "Related Person Transactions") and are held in an account in Mr. Salerno's name at Viacom Inc.); and (b) the following shares of the Company's Class B Common Stock underlying vested RSUs on which settlement has been deferred: Andelman, 24,203; Califano, 24,203; Cohen, 24,203; Countryman, 16,899; Gifford, 21,794; Gordon, 19,102; Griego, 16,899; Kopelson, 16,696; Morris, 16,899; Shari Redstone, 4,896; and Salerno, 16,899. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company's Class B Common Stock following termination of service as a director.

(2)
Includes the following shares of the Company's Class B Common Stock (a) which the indicated named executive officer, executive officer or director had the right to acquire within 60 days from February 28, 2010, through the exercise of stock options: Andelman, 49,658; Briskman, 772,900; Califano, 38,198; Cohen, 38,198; Countryman, 17,826; Franks, 281,621; Gifford, 28,012; Goldberg, 22,919; Gordon, 29,161; Griego, 17,826; Ianniello, 351,176; Kopelson, 17,826; Moonves, 2,716,763; Morris, 17,826; Shari Redstone, 20,164; Sumner Redstone, 1,360,696; Reynolds, 2,440,965; and Salerno, 17,826; (b) underlying RSUs which will vest within 60 days from February 28, 2010 held by the indicated executive officer: Briskman, 1,615; Franks, 1,293; Ianniello, 808; and Moonves, 647 (represents RSUs held by a family member as to which he disclaims beneficial ownership); and (c) underlying PSUs which will vest within 60 days from February 28, 2010 held by the indicated executive officer: Briskman, 6,464; Franks, 2,585; and Ianniello, 3,232.

(3)
Includes the following number of shares of the Company's Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated named executive officer, executive officer or director disclaims beneficial ownership: Califano, 927; Griego, 6,000; Moonves, 2,872; and Reynolds, 982; (b) held in a family partnership: Briskman, 2,784, as to which he disclaims beneficial ownership to the extent that he has no pecuniary interest; (c) held by trusts, as to which the indicated director has shared voting and investment power: Goldberg, 5,000 and Shari Redstone, 1,500; and (d) held in a Grantor Retained Annuity Trust, as to which the indicated officer has shared voting and investment power: Moonves: 402,372.

(4)
Includes shares held through the CBS 401(k) Plan.

(5)
Ms. Redstone is a stockholder of National Amusements and has a significant indirect beneficial interest in the Company shares owned by National Amusements.

(6)
Includes 40,993,941 shares of the Company's Class A Common Stock that are owned beneficially by National Amusements. Mr. Redstone can be reached at the address set forth on the above table for National Amusements.

(7)
Includes 5,109,601 shares of the Company's Class B Common Stock which the current directors and executive officers as a group, other than Mr. Redstone, had the right to acquire within 60 days from February 28, 2010, through the exercise of stock options or through the vesting of RSUs or PSUs.

(8)
Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all such shares. NAIRI is a wholly owned subsidiary of National Amusements. As part of a restructuring of National Amusements' indebtedness, in May 2009, National Amusements advised the Company that it had pledged substantially all of its assets, including the shares of CBS Class A Common Stock that it beneficially owns, to secure those obligations. If National Amusements defaults on its remaining obligations and the creditors foreclose on the pledged shares of the CBS Class A Common Stock, National Amusements will no longer beneficially own those shares and will therefore no longer have voting control of the Company.

(9)
The number of shares identified is based on a Schedule 13D dated November 6, 2009 and filed with the SEC by Gamco Investors, Inc. et al. on November 9, 2009. The Schedule 13D reported that the Gabelli entities have investment discretion and/or voting power with respect to substantially all of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2009 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

              The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company's proxy statement. In its review, the Committee considers the related person's interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

              Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

              Under the policy, the Company's legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from the Company's records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

Agreements Related to Viacom Inc.

              The separation of former Viacom Inc. ("Former Viacom") into two publicly traded companies, CBS Corporation and new Viacom Inc. ("Viacom"), was completed on December 31, 2005 (the "Separation"). National Amusements, the Company's controlling stockholder, is also the controlling stockholder of Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as the Executive Chairman of the Board of Directors for both the Company and Viacom. For purposes of governing certain ongoing relationships between the Company and Viacom after the Separation, the Company and Viacom entered into various agreements, including a separation agreement, tax matters agreement and transition services agreement.

              During 2009, the Company, as part of its normal course of business, entered into transactions with Viacom and its subsidiaries. The Company, through its Entertainment segment, licenses its television products to Viacom, primarily MTV Networks and BET Networks. In addition, the Company recognizes advertising revenues for media spending placed by various subsidiaries of Viacom, primarily Paramount Pictures. Paramount Pictures also distributes certain of the Company's television products in the home entertainment market. Simon & Schuster, a subsidiary of the Company, is also involved in certain nonmaterial transactions with Viacom. The Company's total revenues from these transactions were $243.3 million for the year ended December 31, 2009. In addition, during 2009, the Company, through Showtime Networks, paid license fees to Viacom, through Paramount Pictures, for motion picture programming under an exclusive output agreement covering feature films initially theatrically released in the United States through 2007. The Company also places advertisements with, and leases production facilities from, various subsidiaries of Viacom. The total amounts from these transactions were $23.0 million for the year ended December 31, 2009. As of December 31, 2009, Viacom owed the Company approximately $339.3 million, and the Company owed Viacom approximately $25.0 million in connection with the Company's various normal course of business transactions with Viacom.

              The Company believes that the terms of all such transactions were no more or less favorable to the Company and its businesses than they would have obtained from unrelated parties. The Company expects for the foreseeable future to continue to have transactions with Viacom.

Other Related Person Transactions

              On October 28, 2004, Former Viacom entered into an agreement (the "NAIRI Agreement") with National Amusements and NAIRI pursuant to which Former Viacom agreed to buy, and National Amusements and NAIRI agreed to sell, a number of shares of Class B Common Stock each month such that the ownership percentage of Class A Common Stock and Class B Common Stock (considered as a single class) held by National Amusements and/or NAIRI would not increase as a result of purchases by the Company of its shares under its stock purchase program announced in October 2004. In 2009, the Company did not make any purchases under this program, and the Company has made no purchases under this program in 2010 to date. A copy of the NAIRI Agreement was filed with the SEC as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004.

              In October 2009, the Company filed a registration statement with the SEC registering NAI's underwritten public offering of shares of CBS Corporation Class B common stock. In connection with the offering, the Company entered into an underwriting agreement with NAI and the underwriters in the offering. The Company also entered into a cost and indemnification agreement with NAI under which NAI reimbursed the Company for its expenses related to the offering and indemnified the Company for certain liabilities in connection with the offering. The Company did not sell any shares in the offering and did not receive any of the proceeds from the sale.

              The National Center on Alcohol and Substance Abuse at Columbia University ("CASA"), of which Mr. Califano is Founder and Chairman, sponsors an annual "Family Day" event, the purpose of which is to encourage families to eat dinner together. In 2009, certain divisions of the Company and its subsidiaries supported the cause by airing public service announcements (PSAs) that promote Family Day. It is anticipated that divisions of the Company and its subsidiaries will from time to time promote Family Day. In addition, in 2009, the Company made contributions totaling $57,500 to CASA, including in connection with the Company's $250,000 commitment in 2005 to CASA, payable in equal installments over five years, which commenced in 2006.

              Julie Chen, the wife of Mr. Moonves, is an anchor on CBS Network's The Early Show and the host of the CBS Network show Big Brother. Ms. Chen's compensation is comparable to talent in similar positions at the CBS Network, and the Company believes it is comparable to entertainment talent in such positions generally.

              Amy Salerno, daughter of Mr. Salerno, is an employee in the Business Development department of Showtime Networks Inc., a subsidiary of the Company. Ms. Salerno has been an employee of Showtime Networks for approximately nine years. She is not an executive officer of the Company or of Showtime. Ms. Salerno received compensation in 2009 in an amount consistent with the compensation paid to other employees at her level.

              In November 1995, the Company entered into an agreement with Gabelli Asset Management Company ("GAMCO") pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by the Company. For 2009, the Company paid GAMCO approximately $166,075 for such investment management services. The Company believes that the terms of the agreement with GAMCO are no more or less favorable to the Company than it could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,633,379 shares of the Company's Class A Common Stock, according to a Schedule 13D filed with the SEC on November 9, 2009 by such entities, which, as of February 28, 2010, represented approximately 9% of the outstanding shares of the class.

ITEM 1—ELECTION OF DIRECTORS

              The election of 14 directors is proposed by the Board of Directors, each director to hold office, in accordance with the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Company's Board proposes for election: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone, Sumner M. Redstone and Frederic V. Salerno. All of the nominees are current members of the Company's Board who were elected at the Company's 2009 Annual Meeting of Stockholders.

              In accordance with the Board's recommendation, the proxy holders will vote the shares of the Company's Class A Common Stock covered by the respective proxies for the election of each of the 14 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

              Information about each director nominee is set forth below:

David R. Andelman
Age 70 Director since 2000	Mr. Andelman is an attorney associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman also serves as a director and treasurer of Lourie & Cutler. He is also a director of National Amusements. He has held no other directorships during the past five years.

Mr. Andelman is an accomplished attorney, practicing law for 46 years with a focus in tax, estate and business planning. His legal acumen positions him as an invaluable advisor in the Company's deliberations. Mr. Andelman also provides institutional knowledge of the Company and continuity on the Company's Board, having served on the Board for 10 years.

Joseph A. Califano, Jr.
Age 78 Director since 2003	Mr. Califano is Founder and Chairman of the Board of The National Center on Addiction and Substance Abuse at Columbia University ("CASA"), a position he has held since 1992. He also served as President of CASA from 1992 through May 1, 2009. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University's Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. He was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson's Assistant for Domestic Affairs from 1965 to 1969. He is the author of 12 books. Mr. Califano is also a director of Willis Group Holdings Limited. During the past five years, he was also a director of Automatic Data Processing, Inc. (1982-2005) and Midway Games Inc. (2004-2009).

As the Founder and Chairman of the Board and former President of a nonprofit organization at a major university, Mr. Califano brings to the Board a distinctive ability to advise on public policy issues that may affect the Company and its reputation. In addition, his prior service at the highest levels of the federal government for more than 10 years and as an accomplished attorney in private practice in Washington, D.C. and New York provides the Board with insight on matters related to the federal government's regulation of the Company's businesses. From this experience plus his past and present directorship experience, which includes service on audit, financial and executive committees, Mr. Califano provides meaningful leadership in these areas and with respect to the implementation of sound corporate governance practices.
William S. Cohen
Age 69 Director since 2003	Mr. Cohen has been Chairman and Chief Executive Officer of The Cohen Group, a business consulting firm, since January 2001. Prior to founding The Cohen Group, Mr. Cohen served as the United States Secretary of Defense from January 1997 to 2001. He also served as a United States Senator from 1979 to 1997, and as a member of the United States House of Representatives from 1973 to 1979. During the past five years, he was also a director of American International Group, Inc. (2004-2006) and Head N.V. (2001-2007).

Mr. Cohen currently serves as the principal executive officer of a privately held global consulting group that provides global business consulting services and advice on tactical and strategic opportunities in multiple global markets. This experience, coupled with his prior 28 years of service at the highest levels of the federal government, makes Mr. Cohen an invaluable, skilled advisor to the Board on global economic and political conditions and on the development of international strategies.

Gary L. Countryman
Age 70 Director since 2007	Mr. Countryman has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. Mr. Countryman is also Chairman of the Dana-Farber Cancer Institute and President of the United Ways of New England. Mr. Countryman is also a director of the Liberty Mutual Group and NSTAR. During the past five years, he was also a director of Bank of America Corporation (2004-2009) and Neiman Marcus Group Inc. (2002-2005).

Mr. Countryman's 40-year career in the insurance industry provides the Board with financial expertise and an understanding of the management of risk from an insurance perspective. His leadership in transforming Liberty Mutual from a domestic to an international financial services group and overseeing a complex, highly regulated group of insurance companies is relevant to the Board's oversight of the Company's global businesses and complex regulations. Mr. Countryman is an experienced director, whose breadth of experience includes service on executive personnel, executive, investment and nominating committees.
Charles K. Gifford
Age 67 Director since 2006	Mr. Gifford has been Chairman Emeritus of Bank of America Corporation since February 2005. He was Chairman and Chief Executive Officer of BankBoston prior to its 1999 merger with Fleet Financial Group and became President and Chief Operating Officer of the combined companies. Mr. Gifford became Chief Executive Officer of FleetBoston Financial in 2001 and Chairman in 2002. Mr. Gifford is also a director of Bank of America Corporation and NSTAR. He has held no other directorships during the past five years.

Mr. Gifford, through an accomplished career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive personnel, credit, and governance and nominating committees, provides valuable contributions to the Board in implementing good corporate governance.

Leonard Goldberg
Age 76 Director since 2007	Mr. Goldberg has been President of Mandy Films, Inc. and Panda Productions, Inc., both television and film production companies, since 1984. He was President of Twentieth Century Fox from 1987 to 1989. In addition, from 1972 to 1984, he partnered with producer Aaron Spelling to launch various television series and made-for-television movies. Prior to that, Mr. Goldberg served as Vice President of Production at Screen Gems (now Columbia Pictures Television) from 1969 to 1972. During the years 1961 to 1969, he served in various positions with the ABC Network, advancing to Head of Programming. He has held no other directorships during the past five years.

With his 49 years of executive and creative experience in the television and film industries, Mr. Goldberg brings a deep understanding of the Company's core television and film businesses. He is well-positioned to advise directly on the strategic direction of the Company's Entertainment segment, including with respect to providing insight into the management of the Company's executive and creative talent.
Bruce S. Gordon
Age 64 Director since 2006	Mr. Gordon served as President and Chief Executive Officer of the National Association for the Advancement of Colored People ("NAACP") from August 2005 to March 2007. In December 2003, Mr. Gordon retired from Verizon Communications where he had served as President, Retail Markets Group since June 2000. Prior to that, Mr. Gordon served as Group President, Enterprise Business with Bell Atlantic Corporation (Verizon's predecessor) since December 1998. He served as Group President, Consumer and Small Business Services of Bell Atlantic from 1993 to August 1997, and as Group President, Retail, from August 1997 to December 1998. Mr. Gordon is also a director of Northrop Grumman Corporation and Tyco International Ltd. During the past five years, he was also a director of The Southern Company (1994-2006).

Having completed a 35-year career as a top executive in the telecommunications industry in 2003, Mr. Gordon became the first business executive to head the NAACP from 2005 to 2007. In addition to bringing significant leadership experience to the Board from his previous executive officer positions, the combination of proven business acumen and experience in public service makes Mr. Gordon a valuable advisor on business practices, including those with social policy implications. Most recently, he was an instrumental advisor in the Company's re-affirmation of its diversity commitment programs. Also, Mr. Gordon's current service on two other boards, including service on nominating and governance, compensation and policy committees, gives him a deep understanding of public company governance.

Linda M. Griego
Age 62 Director since 2007	Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. She oversees the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that Ms. Griego founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of the Packard Foundation and the Community Development Technology Center. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of Southwest Water Company and AECOM Technology Corporation. During the past five years, she was also a director of Blockbuster Inc. (1999-2005), City National Corporation (2006-2009) and Granite Construction Incorporated (1999-2007).

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including current service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.
Arnold Kopelson
Age 75 Director since 2007	Mr. Kopelson has been Co-Chairman and President of Kopelson Entertainment, through which he produces films and finances the acquisition and development of screenplays, since 1979. Prior to that, he practiced entertainment and banking law, specializing in motion picture financing. He has been honored with a Best Picture Academy Award, a Golden Globe, and an Independent Spirit Award, and his films have generated 17 Academy Award nominations. Mr. Kopelson serves on the Executive Committee of the Producers Branch of the Academy of Motion Picture Arts and Sciences. He has held no other directorships during the past five years.

As an Academy Award-winning producer, Mr. Kopelson brings to the Board a significant depth of knowledge of the entertainment industry. This encompasses 31 years of executive and creative experience in film production and financing, as well as his prior experience in practicing entertainment and banking law. With his film industry experience and affiliations, Mr. Kopelson is a skilled advisor on the strategic direction of the Company's Entertainment segment and provides insight into the management of the Company's executive and creative talent.

Leslie Moonves
Age 60 Director since 2006	Mr. Moonves has been President and Chief Executive Officer of the Company since January 2006. Previously, Mr. Moonves served as Co-President and Co-Chief Operating Officer of Former Viacom from June 2004 through December 2005. Prior to that, he served as Chairman and Chief Executive Officer of CBS Broadcasting since 2003 and as its President and Chief Executive Officer since 1998. Mr. Moonves joined former CBS Corporation in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television since July 1993. Mr. Moonves is also a director of KB Home. During the past five years, he was also a director of Westwood One, Inc. (2004-2006).

As the Company's President and Chief Executive Officer, Mr. Moonves provides a critical link to management's perspective in Board discussions regarding the businesses and strategic direction of the Company. With his experience in all aspects of the Company's global businesses, having served in executive positions with the Company for the past 15 years, coupled with his service on the Board since the Separation, he provides the Board with unique institutional knowledge of the Company. Mr. Moonves is widely recognized as one of the most influential leaders in the entertainment industry. He is also an experienced director, with his service on the boards of multiple industry associations and another public company board.
Doug Morris
Age 71 Director since 2007	Mr. Morris has been the Chairman and Chief Executive Officer of Universal Music Group since November 1995. In July 1995, he formed a joint venture with Universal Music Group for a full-service record label. Prior to that, Mr. Morris served as President and Chief Operating Officer of Warner Music U.S. commencing in 1994 and was soon after appointed Chairman. He served as President of Atlantic Records and Co-Chief Executive Officer of the Atlantic Recording Group from 1980 to 1994. Mr. Morris began his career as a songwriter, producer, and the founder of his own record label, which was acquired by Atlantic Records in 1978. Mr. Morris is also a director of Activision Blizzard, Inc. He has held no other directorships during the past five years.

Mr. Morris brings to the Board significant leadership experience as the principal executive officer of the world's largest music company, Universal Music Group ("UMG"). As UMG is involved in the development, manufacturing, marketing, sales and distribution of recorded music through a network of subsidiaries, joint ventures and licensees in multiple countries around the world, Mr. Morris brings his direct experience overseeing a business structure focused on content creation and distribution to advise on the strategic direction of the Company's businesses with a global footprint.

Shari Redstone[1]
Age 56 Director since 1994	Ms. Redstone has been Vice Chair of the Board of the Company since June 2005, and President of National Amusements since January 2000. Prior to that, Ms. Redstone served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-President of MovieTickets.com, Inc., and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. Ms. Redstone is a board member of several charitable organizations, including the Board of Trustees at Dana-Farber Cancer Institute, the Board of Directors at Combined Jewish Philanthropies and the Board of Directors of the John F. Kennedy Library Foundation. Ms. Redstone is also a director of National Amusements and Viacom (Vice Chair). During the past five years, she was also a director of Midway Games (2004-2008).

As President of National Amusements, Ms. Redstone brings to the Board, and to her position as its Vice Chair, extensive industry and executive expertise, as well as legal acumen from her prior experience as a practicing attorney. That broad experience and entertainment industry knowledge directly assist the Board in overseeing the management of the Company. Under her leadership, National Amusements has continued to expand its international footprint and its exploration of new technologies. Ms. Redstone is also Chairman of Rising Star Media, which owns the top-grossing cinemas in Russia. Ms. Redstone brings to the Board's deliberations this forward-looking vision and direct knowledge of global growth strategies for the Company's businesses. She is also an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity on the Company's Board, having served as a Board member for 16 years.

Sumner M. Redstone[1]
Age 86 Director since 1986	Mr. Redstone is the Company's Founder and has been Executive Chairman of the Board since January 2006. He was Chairman of the Board of Former Viacom from 1987 through 2005 and served as Chief Executive Officer of Former Viacom from 1996 through 2005. Mr. Redstone has also served as Chairman of the Board of National Amusements since 1986 and Chief Executive Officer of National Amusements since 1967. He served as President of National Amusements from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. Mr. Redstone has lectured at a variety of universities, including Harvard Law School and Brandeis University, and in 1982 joined the faculty of the Boston University School of Law. Mr. Redstone graduated from Harvard University in 1944 and received a LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the United States Court of Appeals and then as a Special Assistant to the United States Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan's high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty. He is also a recipient of the Army Commendation Award. Mr. Redstone is also Chairman of the Board of National Amusements and serves as Executive Chairman of the board of directors and Founder of Viacom. He has held no other directorships during the past five years.

Mr. Redstone, with over 56 years as a renowned leader in the entertainment industry, has played a significant role in the entertainment and communications industries, through his ownership and executive positions at National Amusements, Viacom and this Company and his multiple leadership positions held at various industry associations. This industry and business experience, as well as his leadership experience in multiple entertainment and media company acquisitions and reorganizations, brings direct expertise to the Board's oversight of this Company's corporate and business strategies. His years of experience as a leader in multiple civic and community affairs and as a practicing attorney add to his position as an important advisor in this Company's deliberations. Mr. Redstone is also unsurpassed in his institutional knowledge of this Company and service on this Company's Board, having served on the Board for 24 years, and is thus uniquely qualified to be the Board's Chairman.

Frederic V. Salerno
Age 66 Director since 2007	Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic Corporation (Verizon's predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Prior to the Separation, Mr. Salerno served as a director of Former Viacom from 1994 through 2005. Mr. Salerno is also a director of Akamai Technologies, Inc., IntercontinentalExchange, Inc., National Fuel Gas Company, Popular Inc. and Viacom. During the past five years, he was also a director of Bear Stearns Companies Inc. (1992-2008), Consolidated Edison, Inc. (2002-2007), and Gabelli Asset Management Inc. (2003-2006).

Mr. Salerno, through his prior principal financial officer and other executive positions held during his 37-year career in the telecommunications industry, provides the Board with a depth of business acumen and financial expertise important in analyzing complex financial transactions and overseeing financial and accounting matters for a large public company, including with respect to service on the Company's Audit Committee. Mr. Salerno is an experienced director bringing a broad and deep understanding of public company governance from his past and current service on other public company boards and various committees. He provides valuable institutional knowledge of the Company and continuity on the Company's Board, having served a total of 14 years on the Board.

1            Ms. Redstone is Sumner Redstone's daughter. There are no other director nominees related to any other director or executive officer by blood, marriage or adoption.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the election of each of the director nominees named above.

DIRECTOR COMPENSATION

Outside Director Compensation During 2009

              The following table sets forth information concerning the compensation of the Company's Outside Directors for 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e) (4)	All Other Compensation ($) (f) (5)	Total ($) (g)
Andelman, David R.	80,000	75,001	11,103	0	0	166,104
Califano, Jr., Joseph A.	154,000	75,001	11,103	0	7,500	247,604
Cohen, William S.	113,000	75,001	11,103	0	0	199,104
Countryman, Gary L.	150,000	75,001	11,103	0	7,500	243,604
Gifford, Charles K.	171,000	75,001	11,103	0	7,500	264,604
Goldberg, Leonard	117,000	75,001	11,103	N/A	3,000	206,104
Gordon, Bruce S.	115,000	75,001	11,103	N/A	0	201,104
Griego, Linda M.	94,000	75,001	11,103	N/A	5,750	185,854
Kopelson, Arnold	80,000	75,001	11,103	0	0	166,104
Morris, Doug	88,000	75,001	11,103	0	0	174,104
Redstone, Shari	78,000	75,001	11,103	0	0	164,104
Salerno, Frederic V.	94,000	75,001	11,103	0	7,500	187,604

(1)
Reflects cash amounts earned in 2009 for the annual board retainer, committee chair retainers, and meeting fees for board and committee meetings. These amounts include cash deferred by Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Morris and Salerno under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)
These amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS 123R) of grants of restricted share units. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2009, see "RSUs, PSUs and Restricted Shares" in Note 10 to the audited 2009 consolidated financial statements on pages II–67 and II–68 in the Company's Form 10-K for the fiscal year ended December 31, 2009.

(3)
These amounts reflect the aggregate grant date fair values determined in accordance with the FASB ASC Topic 718 (formerly SFAS 123R). For a discussion of the assumptions made in calculating the amounts for 2009, see "Stock Options and Equivalents" in Note 10 to the audited 2009 consolidated financial statements on pages II-67 and II-68 in the Company's Form 10-K for the fiscal year ended December 31, 2009.

(4)
Interest accrues on amounts deferred under the CBS Corporation Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2009, the prime rate did not represent a preferential rate for purposes of this table as the prime rate was not more than 120% higher than the applicable Federal Reserve Board's long-term interest rate.

(5)
Amounts reflect the aggregate value of all matching charitable contributions made by the Company on behalf of the director for 2009 under the CBS Corporation Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year.

 Description of Outside Director Compensation

              Directors of the Company who are not employees of the Company or any of its subsidiaries are "Outside Directors" as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson, Morris and Salerno and Mses. Griego and Redstone are currently deemed Outside Directors. Messrs. Redstone and Moonves are not compensated for serving on the Board and are not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

              The Company pays the following cash compensation to Outside Directors:

  •
  A $60,000 annual retainer, payable in equal installments quarterly in advance;

  •
  A per meeting attendance fee of $2,000 for each Board meeting;

  •
  A per meeting attendance fee of $2,000 to committee members for each meeting of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee; and

  •
  A $20,000 annual retainer for the chair of each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, payable in equal installments quarterly in advance.

Deferred Compensation Plan

              The Company maintains deferred compensation plans for Outside Directors (the "Director Deferred Compensation Plans"). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee retainer and meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director's prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company's Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

              Upon a director's leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director's prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company's Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

              The Company maintains the amended and restated CBS Corporation 2005 RSU Plan for Outside Directors (the "Director RSU Plan") and the amended and restated CBS Corporation 2000 Stock Option Plan for Outside Directors (the "Director Option Plan").

Stock Awards

              Outside Directors receive the following awards under the Director RSU Plan:

  •
  An annual grant of RSUs on January 31st of each year equal to $100,000 ($75,000 prior to January 29, 2010) in value based on the closing price of the Company's Class B Common Stock on the NYSE on the date of grant, with the RSUs vesting one year from the date of grant; and

  •
  Prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Prorated grants will be made five business days following the date an Outside Director joins the Board, and will be determined by prorating the $100,000 annual RSU grant based on the number of months remaining in the calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month) and then dividing the prorated value by the closing price of the Company's Class B Common Stock on the NYSE on the date of grant. Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received the prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company's Class B Common Stock upon vesting unless the Outside Director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) in accordance with the Director RSU Plan until the RSUs are settled.

Option Awards

              Outside Directors receive the following awards under the Director Option Plan:

  •
  An initial grant of 12,734 stock options to purchase shares of the Company's Class B Common Stock. This grant is made on the date the director joins the Board as, or otherwise becomes, an Outside Director and will vest one year from the date of grant; and

  •
  An annual grant of 5,093 stock options to purchase shares of the Company's Class B Common Stock. This grant is made on January 31st of each year and will vest in three equal annual installments, on the first, second and third anniversaries of the date of grant.

              The exercise price for the stock option grants made under the Director Option Plan is the closing price of the Company's Class B Common Stock on the NYSE on the date of grant, or if such day is not a business day, on the business day immediately preceding the date of grant.

Matching Gifts Program for Directors

              All directors are eligible to participate in the Company's Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Other

Expenses:    Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company's normal travel policies.

Director Attendance at Certain Other Events:    CBS Corporation believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company's business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel expenses in accordance with the Company's normal travel policies.

 ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the year ending December 31, 2010, subject to stockholder ratification. The Audit Committee has reviewed PwC's independence from the Company as described in the "Report of the Audit Committee." In appointing PwC as the Company's independent registered public accounting firm for the year ending December 31, 2010, and in recommending that the Company's stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC's independence from the Company and has determined that such services do not impair PwC's independence.

              Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2010.

REPORT OF THE AUDIT COMMITTEE

              The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

              The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists the Board of Directors' oversight of:

  •
  The quality and integrity of the Company's consolidated financial statements and related disclosures;

  •
  Evaluation of the effectiveness of the Company's internal control over financial reporting and risk management;

  •
  The Company's compliance with legal and regulatory requirements;

  •
  The independent auditor's qualifications and independence; and

  •
  The performance of the Company's internal audit function and independent auditor.

              Under the Audit Committee Charter, the Audit Committee's authorities and duties include, among other things:

  •
  Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

  •
  Reviewing and discussing the Company's annual audited financial statements, quarterly financial statements and earnings releases with the Company's management and its independent auditor;

  •
  Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

  •
  Reviewing with management, the internal auditor and the independent auditor the effectiveness of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  Reviewing with management material legal matters and the effectiveness of the Company's procedures to ensure compliance with legal and regulatory requirements.

              The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company's critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

              The full text of the Audit Committee Charter is available on CBS Corporation's website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

              The Company's management is responsible for the preparation of the Company's consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors and oversees these processes.

              As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company's independent auditor, PricewaterhouseCoopers LLP ("PwC"), the Company's audited consolidated financial statements for the year ended December 31, 2009, the Company's disclosures under "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the Company's 2009 Annual Report on Form 10-K and matters relating to the effectiveness of the Company's internal control over financial reporting as of December 31, 2009.

              The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with PwC the firm's independence from the Company.

              Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Audit Committee

Gary L. Countryman, Chair
Joseph A. Califano, Jr.
Linda M. Griego
Doug Morris
Frederic V. Salerno

 FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

              The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees	$8,756,000	$8,646,000
Audit-Related Fees (1)	1,307,000	831,000
Tax Fees (2)	483,000	543,000
All Other Fees (3)	2,000	14,000

Total	$10,548,000	$10,034,000

(1)
Audit-related fees for 2009 and 2008 principally related to employee benefit plan audits, services in connection with mergers and acquisitions, audits attesting to the control environment and other attestation services required by contract.

(2)
Tax fees for 2009 and 2008 principally related to tax compliance, tax advice and tax planning services for domestic and international subsidiaries.

(3)
All other fees for 2009 and 2008 principally related to PwC reference materials and publications purchased by the Company.

Audit Committee Pre-Approval of Services Provided by PwC

              All audit and non-audit services provided to the Company by PwC for 2009 were pre-approved by the Audit Committee. Under the Audit Committee's pre-approval policies and procedures in effect during 2009, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2010, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2009, which permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Objectives

              CBS Corporation's compensation programs are designed to motivate and reward business success and to increase stockholder value. The Company's compensation programs are based on the following core objectives:

  •
  Stockholder Value Focused:   Align executives' interests with stockholders' interests, with particular emphasis on creating incentives that reward consistently increasing value of the Company.

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  Market-based:  Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

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  Performance-based:  Ensure plans provide reward levels that reflect variances between actual and desired performance results.

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  Flexible:  Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

Evaluating Senior Executive Compensation

              The Compensation Committee reviews and approves the Company's compensation arrangements with each of the executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the "named executive officers") and certain other senior executives (together with the named executive officers, the "senior executives"). The Committee reviews all components of the senior executives' compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs to ensure that they adhere to the core objectives of the Company's compensation programs. The Committee utilizes a rolling 12-month calendar based on regularly scheduled meeting dates that identifies the meeting date at which each senior executive requires Committee consideration regarding compensation and the type of action to be considered (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). All final determinations relating to the compensation of the Executive Chairman and the President and Chief Executive Officer are made by the Committee in executive session, with advice from an independent compensation consulting firm. In assessing the compensation of the senior executives, the Committee considers many factors, including the performance of the Company's operations (with respect to corporate executives, the overall performance of the Company; with respect to operational executives, performance of the operations for which the executive is responsible), individual performance, experience, tenure and historical compensation, comparisons to other appropriate senior executives at identified peer companies and the advice of an independent consultant. In considering any individual element of a senior executive's compensation, the Committee considers that element in relation to the individual executive's total compensation (i.e., base, bonus and long-term incentives).

              The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The Committee has the sole authority to retain and terminate the independent compensation consulting firm and to review and approve the firm's fees and other retention terms. The Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. In connection with this policy, in light of the then-pending merger of Towers Perrin and Watson Wyatt, the Committee terminated Towers Perrin as its independent compensation consultant as of October 30, 2009, since Watson Wyatt provides actuarial consulting services to the Company. The Committee, for the remainder of 2009, continued to receive advice from an independent compensation consultant. Effective January 7, 2010, the Committee engaged Exequity LLP to serve as its independent compensation consultant. In furtherance of the Committee's review of senior executive compensation, one role of the independent consultant is to examine the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities (e.g., diversified media companies) and other publicly traded U.S. companies (general industry), as described below. Not all of the companies included in these groups may be used as a point of comparison when reviewing a senior executive's total compensation. In determining which companies are appropriate comparisons for each senior executive, the consultant considers the scope of the executive's responsibility and the nature of the business for which he or she is responsible. As a result, the companies appropriate for comparison may differ from one senior executive to the next. The compensation assessment focuses on applicable compensation packages at the 65th percentile of reliable market data, which includes an evaluation of base salary, target annual incentive opportunities (as such data is available), actual annual incentive earned, annualized expected value of long-term incentives, and the resulting total actual and target compensation. The compensation assessment includes market data at the 65th percentile to reflect the Committee's commitment to competing with the Company's media peers in recruiting and retaining the most sought-after executive talent in the media industry. Although the Committee does not target total compensation amounts for each senior executive to a specific benchmark, the Committee does consider the compensation levels from the compensation assessment as one factor in determining these total compensation amounts for each senior executive.

              In 2009, for purposes of its competitive assessment, the consultant primarily referenced an industry-specific group which included other diversified media companies (i.e., News Corporation, Time Warner Inc., Viacom Inc. and The Walt Disney Company). The consultant also studied a general industry group, which included publicly traded companies from which the Company may source, or to which the Company may lose, executive talent (i.e., Altria Group, Inc. (pre-split), AT&T Inc., Cablevision Systems Corporation, Cisco Systems, Inc., Clear Channel Communications, Inc. (now a non-public subsidiary of CC Media Holdings, Inc., a public company), The Coca-Cola Company, Comcast Corporation, Dell Inc., Electronic Data Systems Corporation, Gannett Co., Inc., General Electric Company, Hewlett-Packard Company, International Business Machines Corporation, News Corporation, PepsiCo, Inc., The Procter & Gamble Company, Qwest Communications International Inc., Sprint Nextel Corporation, Time Warner Inc., Verizon Communications Inc., Viacom Inc., The Walt Disney Company and Yahoo! Inc.). For Mr. Redstone, the Committee considers the compensation arrangements for similar executive chairman roles at peer media companies.

Changes in Named Executive Officers' Compensation Arrangements and 2010 Employment Agreements

              On July 20, 2009, the Board of Directors elected Joseph R. Ianniello as the Company's Executive Vice President and Chief Financial Officer to succeed Fredric G. Reynolds, who stepped down from that position on that date and who retired from the Company effective as of August 15, 2009. In connection with this election, the Compensation Committee determined that it would be in the Company's best interest to enter into a new agreement, effective as of July 20, 2009, for the continued employment of Mr. Ianniello in his new position as Executive Vice President and Chief Financial Officer. In determining the compensation terms, the Committee considered the compensation arrangements for executives with similar scopes of responsibility at general industry and peer media companies, as well as the core objectives set forth in the "Overview of Compensation Objectives" section above. As a result, the Committee determined to set Mr. Ianniello's annual compensation level as follows: $1.5 million in base salary; bonus target at 200% of base salary; and a long-term incentive award target value of $3 million, which target total compensation was within the range of target total compensation for chief financial officers of the Company's diversified media peers.

              During 2009, the Committee did not change the compensation arrangements set forth in the employment agreements for Messrs. Reynolds, Briskman and Franks, in light of the unprecedented economic conditions that existed at the time. For Mr. Redstone, for the same reason, in connection with the Committee's annual review of cash compensation (base salary and target bonus) under his employment agreement, the Committee determined to keep his cash compensation the same. Effective March 1, 2010, the Committee determined to increase Mr. Redstone's base salary to $1.75 million. Also in 2009, Mr. Moonves waived his right as set forth in his then-current employment agreement for consideration of an increase to his salary and target bonus. However, as more fully discussed under "Long-Term Incentive Program" below, the Compensation Committee determined, after consideration of his strong performance and leadership in a difficult business climate and in order to provide an incentive tied to stock price increases, to award to Mr. Moonves a one-time stock option grant to purchase shares of the Company's Class B Common Stock. (See the Summary Compensation Table for Fiscal Year 2009 and the Grants of Plan-Based Awards During 2009 table.) Before retiring in 2009, Mr. Reynolds' compensation arrangement was governed by the terms and conditions set forth in his then-existing employment agreement dated August 15, 2005, the terms of which expired on August 14, 2009, his last day of employment. Given Mr. Reynolds' extensive financial knowledge of the Company resulting from his significant tenure with CBS and its predecessor operations, the Company retained him to perform specified short-term consulting services following his retirement. This agreement terminated effective February 28, 2010.

              In February 2010, the Compensation Committee approved a new employment agreement for Mr. Moonves, which became effective February 23, 2010. This new agreement supersedes his prior agreement, dated October 15, 2007, which was set to expire in 2011, and extends his employment with the Company through February 22, 2015. This new agreement is designed to further align and strengthen the interests of the Company's principal executive officer with those of its shareholders through a stronger connection between pay and the long-term performance of the Company. In that regard, the Compensation Committee determined not to increase Mr. Moonves' base salary under the new agreement and to provide additional compensation opportunity tied to the performance of the Company through annual incentives and equity awards. In making its determination, the Committee took into account the total compensation packages provided to the CEOs of other diversified media companies, Mr. Moonves' stature as one of the most influential leaders in the entertainment industry, his 15-year tenure as a Company executive, and his performance as the Company's Chief Executive Officer. In concluding Mr. Moonves' new agreement, the Compensation Committee was advised by its independent compensation consultant and independent legal counsel. Mr. Moonves' new employment agreement is filed as Exhibit 10(q) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Elements of Executive Compensation

              The Company's compensation arrangements with each of the senior executives, including the named executive officers, consist of the following elements:

  •
  Base Salary

  •
  Performance-Based Compensation Programs

    •
    Annual Bonus Awards

    •
    Long-Term Incentives

  •
  Retirement and Deferred Compensation Plans

  •
  Other Compensation (Perquisites and Other Personal Benefits)

              The Compensation Committee considers these elements in determining a senior executive's compensation package in order to reward for both the long- and short-term performance of the executive and the Company. The Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive. However, the Committee does consider the level of base salary of each named executive officer as it relates to the allocation of guaranteed versus performance-based compensation. Variable, at-risk compensation, both short- and long-term, makes up the majority of each senior executive's total compensation.

              The Compensation Committee believes that its consideration of these compensation elements effectively achieves the objective of aligning compensation with performance measures that are directly related to the Company's financial goals and creation of stockholder value, without encouraging senior executives to take unnecessary and excessive risks that threaten the value of the Company. The Committee selects the financial performance metrics, goals and criteria for the performance-based compensation programs each year and also approves adjustments to the calculation of those goals and criteria, including pre-approved adjustments for awards intended to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to avoid distorted performance goals and criteria. The Committee believes this process results in performance goals and criteria that are challenging, yet realistic, that will not encourage senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

Base Salary

              The Company provides the senior executives with base salary that is sufficiently competitive to attract and retain talented individuals and provides a secure base of guaranteed cash to compensate them for services rendered during the fiscal year. In order to ensure that the majority of compensation is variable, at-risk and tied to performance, the Compensation Committee generally sets base salary levels for the senior executives between 10% and 40% of targeted total compensation. When reviewing proposals for changes to base salary for the named executive officers, the Committee considers the following:

  •
  Appropriate competitive compensation data for the position;

  •
  Individual performance;

  •
  Base salary level for the executive in relation to that executive's total compensation package;

  •
  Input and recommendations of Mr. Moonves as President, Chief Executive Officer (for executives other than Mr. Redstone);

  •
  The level of the annual merit increase budget across the Company as a whole; and

  •
  Existing contractual obligations, if any.

              For 2009, Mr. Moonves waived his right for consideration of any increase, as provided under his then-current employment agreement, to his salary, as well as target bonus. In reviewing base salary during 2009 for Messrs. Redstone, Briskman and Franks, the Compensation Committee continued to consider their level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation and also took into account economic conditions during 2009, as well as the factors listed above. As a result, Messrs. Redstone, Briskman and Franks did not receive base salary increases during 2009. Mr. Ianniello received an increase in base salary in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Reynolds' employment agreement, in effect prior to his retirement, provided for his salary to remain flat over the term of the agreement. In determining the compensation terms of his post-retirement consulting arrangement, the Compensation Committee considered the scope and value of the consulting services to be rendered and determined to pay him the consulting fee set forth in his consulting agreement. See footnote 7(c) to the Summary Compensation Table for Fiscal Year 2009 for a description of the consulting agreement.

Performance-Based Compensation Programs

              CBS's performance-based compensation programs provide for the opportunity to reward senior executives for contributing to annual financial and operational performance (through annual bonus programs) and for realizing stock price appreciation (through long-term equity incentives). Bonus awards are based on the Compensation Committee's review of the Company's financial results and qualitative assessment of senior executive performance against key strategic objectives and are not directly linked to the Company's stock price performance. A high percentage of the named executive officers' total compensation is performance-based (targeted at 70%-90%), with a significant portion of total compensation in the form of equity awards (targeted at 40%-60%).

Bonus Awards

              The Company provides an opportunity for annual bonus awards under its short-term incentive plans. The purpose of the plans is to benefit and advance the interests of the Company by granting annual bonus awards to the named executive officers and other senior executives as "pay for performance"—a reward for their individual contributions to the Company's annual financial and operational success. Annual bonus compensation for Messrs. Redstone, Moonves, Ianniello, Briskman, Franks and certain of the other senior executives is provided under the Company's Senior Executive Short-Term Incentive Plan (the "Senior Executive STIP"), which is designed to comply with the exception for performance-based compensation to the deduction limitation under Section 162(m) of the Code. Pursuant to Mr. Reynolds' employment agreement in effect prior to his retirement, he is eligible to be considered for a prorated bonus for that portion of 2009 during which he was employed under his employment agreement, determined in a manner consistent with the bonus determinations for other Senior Executive STIP participants. Annual bonus compensation for other senior executives is provided under the Company's Short-Term Incentive Plan ("STIP").

              At the beginning of each fiscal year, the Compensation Committee approves funding levels available under the Company's short-term incentive plans in the aggregate. These funding levels are based on budget determinations for the relevant year that take into account expected financial performance of the Company's industry peers for that year, and, for fiscal year 2009, were also based on expected performance against the key strategic objectives identified below. After the end of the fiscal year, the Committee evaluates the Company's actual performance relative to the funding levels in order to determine the aggregate amount available for payouts under the Company's short-term incentive plans. In January 2010, the Committee evaluated the Company's actual financial performance for 2009 and assessed management's performance in 2009 against the strategic objectives relative to the funding levels approved at the beginning of 2009 in order to determine the aggregate amount available for payouts under the Company's short-term incentive plans. The aggregate amount of awards provided to the named executive officers, as well as to the other participants in the short-term incentive plans, is limited by the funding pool resulting from the Committee's evaluation.

              In addition, at the beginning of each fiscal year, the Compensation Committee sets a performance criterion as a first step toward qualifying bonus awards made under the Senior Executive STIP as "qualified performance-based compensation" eligible for deductibility under Section 162(m) of the Code. Assuming that the Committee determines that the criterion is met, the terms of the Senior Executive STIP establish for each of the named executive officers a maximum bonus, with the amount of bonus, if any, actually awarded being subject to the Committee's negative discretion ("downward discretion"). See the "Compensation Deductibility Policy" section below for a discussion of the Section 162(m) performance criterion set for 2009.

              In exercising its downward discretion and determining the individual awards, the Compensation Committee does not utilize a pre-determined formula by which financial performance results in a specific amount or type of compensation for individuals. The Committee's determination regarding the amount of the annual bonus awards to be paid to the named executive officers is a subjective one that enables the Committee to take into account all of the factors it deems appropriate, with no pre-determined weighting as to any individual item, and to utilize its discretion to award an appropriate bonus not in excess of the maximum bonus amount. Under the Senior Executive STIP, awards may be paid, in whole or in part, in cash, in the form of stock-based awards issued under the Company's long-term incentive plan or in any other form prescribed by the Committee.

              The Compensation Committee considers individual performance factors in determining bonus payouts for the senior executives. In addition to reviewing each executive's contributions to the achievement of financial goals, for 2009, the Compensation Committee also considered the following key strategic objectives: (i) maintaining the Company's financial stability and strength; (ii) providing continuous flow of top-tier content; (iii) advancing strategic plans to drive growth through continued transformation of the Company; (iv) maintaining and building the Company's reputation as one of the most desirable organizations for top "talent"; and (v) positioning the Company for long-term success. In this regard, the Committee also considers the input and recommendations of Mr. Moonves as President, Chief Executive Officer (for executives other than Mr. Redstone). With respect to Messrs. Redstone and Moonves, the Committee takes into account the performance evaluation of each of them conducted by the Committee, along with the Nominating and Governance Committee, based on the goals and objectives for each of them approved by the Compensation Committee at the beginning of each year.

              The Compensation Committee also considers target bonus amounts, expressed as a multiple of salary, set forth in the respective employment agreements of each of the named executive officers, which amounts are based on competitive practice and provide a guideline for appropriate payouts. See "Summary Compensation Table for Fiscal Year 2009—Employment Agreements" for a discussion of the named executive officers' bonus target amounts. The differences in the target bonus amounts set forth in the named executive officers' agreements reflect the level of relative impact of each of their positions on Company performance.

              In determining the amounts of the bonuses for 2009 for the named executive officers set forth in the Summary Compensation Table for Fiscal Year 2009, the Compensation Committee took into account factors discussed above and the named executive officers' ability to proactively and aggressively develop and execute strategies to position the Company for long-term success while maintaining financial stability in its operating conditions in a challenging economic environment. The Committee noted the following accomplishments within this context, with no particular weighting assigned to any individual item:

  •
  The Level of Achievement of the Company's Financial Performance for 2009.  The Company exceeded the performance criterion for the Senior Executive STIP. In particular, the Company exceeded its financial budget for free cash flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures), resulting from prudent financial management by the senior executives. Furthermore, the Company achieved the business guidance publicly provided by the Company with respect to its 2009 performance, despite uncertainty regarding the overall economic climate and advertising revenue streams.

  •
  Prudent Financial Management to Position the Company for Sustainability Through the Recession.  Senior management strengthened the Company's balance sheet by refinancing its near-term debt, thereby increasing the Company's refinancing capabilities and enhancing the

    Company's liquidity. In addition, a new three-year $2 billion revolving credit facility was secured to replace the previous undrawn credit facility set to expire in December 2010.

  •
  Delivery and Leverage of Premium Content Across All Business Units.  The Company continued to deliver premium content across the entire portfolio of CBS businesses. Most notably, the CBS Network was able to take advantage of its continued position as the #1 Television Network (according to Nielsen Ratings with respect to certain key categories) by strategically reducing inventory during the upfront and commanding higher prices in the scatter markets. In addition, the Company was able to leverage its successful programming into significant domestic and international syndication deals. Also, Showtime enjoyed significant gains in affiliate revenues resulting from increases in subscribers wanting access to its award-winning original programming.

  •
  Realignment of Operations for Future Growth.  To leverage cross-promotional opportunities and better position how the Company operates, the Company was realigned into new business segments (Entertainment, Cable Networks, Publishing, Local Broadcasting and Outdoor). In particular, by realigning the local broadcasting businesses, TV stations and Radio, the Company will be able to better capitalize on the local market advertising recovery through the collection of local news through TV and radio channels. In 2009, the CBS Interactive Music Group was created, bringing together the Company's digital music assets, including CBS Radio's 100+ music websites and online audio streams and mobile applications, as well as Last.fm.

  •
  Expansion of Revenue Opportunities from New and Existing Sources.  The Company continued to expand revenue opportunities across the entire portfolio of CBS businesses, including emerging platforms and distribution channels, retransmission deals, affiliate compensation arrangements, and exploitation of multiplatform Interactive opportunities. The Company continued to secure future revenues through its pursuit of retransmission agreements, closing four major deals in 2009 (Time Warner Cable, Cablevision, DishNetwork, and Verizon). The Company demonstrated a forefront position in generating new ways to monetize content by becoming the first network to participate in Comcast's technical trial of On Demand Online ("TV Everywhere"). During 2009, the Company expanded upon the initial success and momentum of the CBS Interactive unit following the integration of CNET, with CBS Interactive ranked as the 7th largest Internet property in the United States in terms of unique visitors, reporting strong double-digit year-over-year growth (according to comScore.com).

  •
  Reputation as a Desirable Organization for Top "Talent".  In each of its key businesses, the Company continues to attract and retain executive and creative talent that drives the development of compelling media content. The Company continued to focus on the identification and appropriate development of up and coming executives through its succession planning process, as exemplified by the promotion of Mr. Ianniello. The Company also continued to maintain a results-oriented culture, driven by a stable executive management team.

  •
  Successful Re-Launch of Company's Commitment to Diversity.  The Committee and management worked together to reinvigorate the Company's long-standing commitment to diversity, as it relates to both its employees and supplier spending, measuring success based on outcomes rather than efforts. As result, the Company increased minority representation in internal promotions, increased overall minority representation in its workforce (including in higher salary brackets) and increased supplier diversity spending.

              With respect to the performance of each named executive officer, the Compensation Committee also determined (in the case of Messrs. Redstone and Moonves) and concurred in the recommendations made by Mr. Moonves (in the case of the other named executive officers) that:

  •
  Mr. Redstone provided leadership as Executive Chairman of the Board of Directors. He also continued as an instrumental advisor to the Company with respect to investor communications and provided oversight with respect to the Company's financial objectives and realignment of business operations for future success.

  •
  Mr. Moonves provided leadership in achieving the business guidance publicly provided by the Company with respect to its 2009 performance, despite uncertainty regarding the overall economic climate and advertising revenue streams. He also focused division and corporate unit management in achieving the Company's free cash flow budget. Together with his senior management team, he guided many of our business units to solid performance despite the economic conditions, including Showtime, CBS Television Distribution, and the Network and Television Studio operations, which continued to enjoy tremendous ratings success. In the Entertainment business unit in particular, Mr. Moonves took advantage of the Company's position as the #1 Television Network in certain key categories in strategically reducing inventory available for sale during the upfront and commanding higher prices in the scatter markets resulting in significant gains in the 3rd and 4th quarters. He continued to aggressively pursue new and existing opportunities to leverage and monetize the high quality content that drives the Company's core businesses and to maintain the Company's reputation as a highly desirable workplace for top talent. He also advanced strategic plans to develop cross-promotional opportunities in many parts of the portfolio of CBS businesses to capitalize on synergies as evidenced by the restructuring of the Company's operations. He effectively represented the Company to investors and the financial community and continued to play a leadership role in the media industry. The Committee also acknowledged Mr. Moonves' successes in management development and human resources, including his involvement in the execution of the Company's succession planning and diversity programs.

  •
  Together, Messrs. Ianniello and Reynolds, as the most senior finance executives in the Company, took action to maintain the Company's financial stability during the recessionary challenges of 2009 through skillful cost and risk management to achieve the business guidance publicly provided by the Company with respect to its 2009 performance and exceed the Company's financial budget for free cash flow through higher profits, lower capital spending and tax efficiencies. They continued to strengthen the Company's balance sheet by refinancing near-term debt and replacing it with longer-dated bonds, taking advantage of favorable rates, thereby increasing the Company's refinancing capabilities and enhancing the investor's view of the Company's liquidity. They also maintained our investment-grade balance sheet by continuing to divest mid-size Radio stations and focusing on the Company's collection efforts with respect to receivables.

  •
  Mr. Briskman provided leadership with respect to the Company's legal affairs by serving in a prominent role in successfully managing significant corporate litigation and arbitration matters and was instrumental in securing recoveries for the Company for certain matters in which the Company was the plaintiff; addressing regulatory and legal issues, including leading the legal team with respect to Company-wide compliance matters; and negotiating key contracts for the Company, including with respect to significant divestitures and new business ventures. He also continued to improve the efficiency of the legal departments of the Company, resulting in savings of legal fees.

  •
  Mr. Franks provided leadership with respect to the Company's broadcast standards and policies and government affairs. He successfully managed the Company's activities in

    Washington, as well as with state and local governments and corporate philanthropy, and provided pivotal oversight of and guidance to the CBS Television's Standards and Practices Department. In addition, Mr. Franks was instrumental in the Company's retransmission consent negotiations, resulting in four key retransmission agreements and in the Company's transition to digital television.

              In determining the individual bonus payouts to the named executive officers for 2009, the Compensation Committee took into consideration the factors above, as well as the historical bonus payouts and performance relative to previous years' performances. For Messrs. Reynolds and Ianniello, the Committee also took into account the time spent in their roles as the most senior finance executive in the Company. For all of these reasons, the Committee determined to award bonuses in the amounts set forth in the "Summary Compensation Table for Fiscal Year 2009."

Long-Term Incentive Programs

Long-Term "Management" Incentive Program (LTMIP)

              The LTMIP is designed as a "pay for performance" vehicle to encourage executives to make decisions which will result in sustained long-term stockholder value-creation. It is also a vehicle used to retain talent and build executive ownership. Through the Company's total compensation design, a significant portion of the named executive officers' total compensation opportunity is directly linked to stock price performance (targeted at 40% to 60% of total compensation) with the intention of creating alignment with the stockholders. In determining the target value to be delivered through these equity vehicles, the Compensation Committee reviews competitive market data, the Company's retention needs, potential stockholder dilution, the expense to be incurred by the Company and prior equity grant practices. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

              The type and mix of equity-based vehicles used to deliver value varies primarily by an executive's level in the organization and the Company's business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

  •
  Increased alignment with stockholder interests:  Provide the opportunity to acquire an equity interest in the Company and share in the appreciation of the value of the stock.

  •
  Increased accountability for senior executive:  Focus senior executives on the achievement of set financial goals with respect to the Company's operations.

  •
  Retention of talent in both up and down markets:  Provide real value in awards that are earned over a specified vesting period.

              The values, mix, and type of annual grants for each senior executive are discussed by management and the Compensation Committee and ultimately approved by the Committee, unless the terms have been previously approved and set forth in an employment agreement. With respect to the grants awarded in 2009, other than with respect to Mr. Redstone's grant of performance share units ("PSUs") provided pursuant to his employment agreement, the Compensation Committee determined to provide a mix of stock options and performance-based restricted stock units ("PRSUs") to focus these senior executives on the absolute rather than the relative appreciation of the Company's stock.

              In addition to the objectives and approach to allocating award types noted above, the Committee takes into consideration the competitive total compensation assessments provided by the independent compensation consultant in determining the value, mix and type of each senior executive's award. In determining the appropriate type, mix, and value of annual equity awards for eligible executives for 2009, the Compensation Committee reviewed the LTMIP with its independent compensation consultant and senior management. For 2009, Messrs. Ianniello, Reynolds, Briskman and

Franks received LTMIP awards based on then-current contractual target values that took into account the compensation assessment and the relative impact of the executive's position on Company performance. For Messrs. Redstone and Moonves, the values, mix and type of their annual grants are set forth in their respective employment agreements in effect for fiscal year 2009. See "Summary Compensation Table for Fiscal Year 2009—Employment Agreements." The 2009 awards to the named executive officers were delivered as follows:

	2009 Annualized Award Mix under Long-Term Management Incentive Program (a)
Named Executive Officer	Options	Performance-based Stock Awards (b)
Sumner Redstone	50%	50%
Leslie Moonves (c)	48%	52%
Joseph Ianniello	70%	30%
Fredric Reynolds	70%	30%
Louis Briskman	70%	30%
Martin Franks	70%	30%

    (a)
    This chart does not take into account grants that are not part of the named executive officers' annual grants, except for Mr. Moonves' October 19, 2007 stock option grant noted in footnote (c).

    (b)
    Mr. Redstone's "performance-based stock awards" were delivered in PSUs in accordance with his employment agreement. For the other named executive officers, the performance-based stock award portion of their equity grant was delivered in PRSUs.

    (c)
    The mix of stock options and performance-based stock awards for Mr. Moonves consists of the following: (i) the annualized amount of the expected value (as of the date of the grant) of his October 19, 2007 stock option grant over the term of his 2007 employment agreement, and (ii) his grant of PRSUs on October 1, 2008, for performance year 2009, valued at $7,600,000. The Compensation Committee awarded to Mr. Moonves the October 19, 2007 grant of 5,000,000 stock options, valued based on the fair market value on the date of grant, in connection with his then-new employment agreement effective October 1, 2007.

              In October 2009, as part of the Compensation Committee's annual discussion regarding Mr. Moonves' current compensation arrangements, the Committee consulted with an independent compensation advisory firm and determined that it would be appropriate to provide an equity award of 2,400,000 stock options to Mr. Moonves in consideration of his strong performance and leadership in a difficult business climate and to provide incentive tied to stock price increases. In setting the level of award, the Committee took into consideration his outstanding equity grants. This stock option award vests in equal installments from the anniversary of the grant date over four years and has an eight-year term. In addition, as part of Mr. Moonves' bonus for 2008, the Compensation Committee awarded to Mr. Moonves 867,052 stock options in April 2009. (See the Grants of Plan-Based Awards During 2009 table.)

Fund-the-Future Program ("FtF")

              The objective of the FtF is to provide additional income to eligible employees, excluding those actively participating in certain pension plans and employees otherwise subject to a collectively bargained agreement which does not provide for their participation in the FtF. Mr. Franks receives RSU awards from his participation in the FtF. The remaining named executive officers are not eligible for the FtF, as they actively participate in certain pension plans. For 2009, the Compensation Committee determined to award a number of RSUs to all participants in the FtF, including Mr. Franks, based on the number of RSUs awarded in the prior year under the same program.

Terms of LTMIP Awards

              RSUs/Stock Options/PSUs—For a description of certain material terms of the RSU grants (including grants awarded under the FtF), stock option grants, and PSU grants, see "Grants of Plan-Based Awards During 2009—Description of Plan-Based Awards."

Performance Goals

              PRSUs—The vesting of the PRSUs is subject to the achievement of a pre-determined performance goal set by the Compensation Committee in the first quarter of the fiscal year. Dividend equivalents accrue on the PRSUs and equal the value of regular cash dividends paid on the shares of the Company's Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

              The performance goal is set based on financial and operational goals for the relevant fiscal year which take into account expected performance of the Company's industry peers for that year as determined by media industry analysts. At the beginning of each year, the Compensation Committee reviews the performance goal and considers which metrics offer the best measure of Company performance.

              In setting the 2009 performance goals, the Compensation Committee selected two metrics: (i) OIBDA without inter-company eliminations (i.e., operating income before depreciation, amortization and inter-company eliminations) (the "OIBDA metric") and (ii) free cash flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures) (the "FCF metric"). The "OIBDA Metric Target" is calculated by starting with the Company's budget for 2009 for the OIBDA metric and then taking into account items approved by the Compensation Committee that may otherwise distort the calculation of the performance goal. The "FCF Metric Target" is calculated by starting with the Company's budget for 2009 for the FCF metric and then taking into account the same items. For awards eligible for deductibility under Section 162(m) of the Code, the items that were taken into account in the calculation of the OIBDA Metric Target and the FCF Metric Target were with respect to restructuring charges, impairment charges, voluntary pension contributions and debt refinancing. The OIBDA metric was selected because it is an important indicator of the Company's operational strength and performance of its businesses, as it provides a link between profitability and operating cash flow. The FCF metric was also selected because it gives a clear view of the Company's ability to generate cash (and thus profits) and allows the Company to pursue opportunities that enhance stockholder value.

              For 2009, the performance goal for the most senior levels of management, including the named executive officers (except for Mr. Redstone who does not receive PRSUs, except for PRSUs granted to Mr. Moonves pursuant to his then-current employment agreement, and except for PRSUs granted to Mr. Briskman on September 23, 2008 in connection with the execution of his employment agreement effective September 7, 2008), was the achievement during 2009 of an 80% or greater level of the weighted average performance of (i) the percentage of an OIBDA Metric Target of $2.145 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $702.334 million actually achieved (25% weighting). The performance goal for Mr. Moonves' PRSU grant and for the PRSUs granted to Mr. Briskman on September 23, 2008 was the achievement during 2009 of an FCF Metric Target of $702.334 million.

              At its first regular meeting after the 2009 fiscal year end, the Compensation Committee reviewed and discussed the Company's performance versus the 2009 performance goals. Actual performance with respect to the OIBDA metric was $1.804 billion and with respect to the FCF metric was $825 million. The Committee then certified that the 2009 performance goals had been achieved, noting that, in particular, such achievement reflected the solid underlying performance of operations within management's control in the face of challenging operating conditions facing the media industry as a result of the ongoing economic conditions. Thus, the PRSUs granted in February 2009 to Messrs. Ianniello, Reynolds, Briskman and Franks, the PRSUs granted to Mr. Moonves in October 2008 for performance year 2009 and the PRSUs granted to Mr. Briskman in September 2008 in connection with the execution of his then-new employment agreement, will each vest in accordance with their respective schedules.

    PSUs

              2009 PSU Awards.    As noted above, no named executive officers or other senior executives received grants of PSUs in 2009, except for Mr. Redstone, who is entitled to receive an annual PSU grant under his employment agreement. The number of shares of Class B Common Stock to be delivered under Mr. Redstone's 2009 PSU grant for the measurement period January 1, 2009 through December 31, 2011 is determined in accordance with the following schedule (the "SMR TSR Schedule"): if the Company achieves less than the 25th percentile TSR, the award of PSUs will be forfeited; if the Company achieves the 25th percentile TSR, the number of shares to be delivered will be 25% of the target number of shares (i.e., a target of 391,135 shares); if the Company achieves the 50th percentile TSR, the number of shares to be delivered will be 100% of the target number of shares; and if the Company achieves the 100th percentile TSR (i.e., if it is the first ranked company in the reference group for TSR), the number of shares to be delivered will be 300% of the target number of shares. For Company achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective number of shares delivered at such percentiles. Notwithstanding the SMR TSR Schedule, in the event the Company achieves less than the 50th percentile TSR for the measurement period, but achieves an additional hurdle set by the Compensation Committee (i.e., the Company's three-year average actual OIBDA meets or exceeds the Company's three-year average budgeted OIBDA), then the number of shares to be delivered will equal the average of the target award and the number of shares that would have been delivered under the SMR TSR Schedule. If this additional hurdle is not met, then the number of shares to be awarded will be in accordance with the SMR TSR Schedule.

              Payout Under 2007 PSU Awards for Measurement Period 2007-2009.    In January 2010, the Compensation Committee reviewed achievement of the performance thresholds for the measurement period that ran from January 1, 2007 through December 31, 2009 with respect to the PSU awards granted in 2007 to Messrs. Redstone, Ianniello, Reynolds, Briskman and Franks and confirmed that, of the established thresholds, the Company's achievement of the 50th percentile TSR in the last year of this measurement period was the applicable threshold to determine the amount of shares of Class B Common Stock to be delivered for the performance period. As a result, the Committee determined to deliver to Messrs. Ianniello, Reynolds, Briskman and Franks the target number of shares for such measurement period (which relates to 50% of each PSU award granted) on the third anniversary date of the award (March 7, 2010), and to Mr. Redstone, on January 28, 2010, in accordance with the terms of his employment agreement which provide that the terms and conditions of his PSUs will be no less favorable than those applicable to the PSUs granted to other senior executives, the target number of shares relating to 50% of his award. For Messrs. Redstone, Ianniello, Reynolds, Briskman and Franks, the remaining 50% of these 2007 PSU awards and all of their 2008 PSU awards remain outstanding and are subject to the terms and conditions set forth in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End 2009 table.

              Grant Date of Awards—The grant date for annual equity awards is the date on which the Compensation Committee approves awards under the Company's LTMIP or, if so determined by the Committee, a future grant date, unless otherwise specified in employment agreements. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the Company's Class B Common Stock on the NYSE on the date of grant. The Company does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible. For annual management grants made in 2009 (except with respect to Mr. Redstone's PSU awards and Mr. Moonves' PRSU awards), the Committee set, at its February 24, 2009 meeting, a grant date of February 24, 2009. This grant date was the fourth business day following the date of the Company's public announcement of its earnings report for the fourth quarter and full year 2008. The exercise price of stock options granted during 2009 was the closing price of the Company's Class B Common Stock on (i) February 24, 2009 (i.e., $5.20), with respect to the annual management grants made on that date and with respect to Mr. Moonves' April 2, 2009 grant (the closing price on April 2 was $4.68), and (ii) October 16, 2009 (i.e., $13.09), with respect to Mr. Moonves' stock option grant made on that date. For annual FtF grants made in 2009, the Committee set, at the same meeting, a grant date of April 1, 2009 which is consistent with the historical grant dates (since 2006) of April 1 under the FtF program. Pursuant to their respective employment agreements in effect in 2009, Mr. Redstone's annual PSU grant is awarded on January 1 of each year, and Mr. Moonves' PRSU grant is awarded on October 1 of each year.

              Delegation of Authority to Grant Awards—The Compensation Committee has delegated to the President and Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under the Company's long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and the executive. The Committee's delegation specifies the circumstances in which the authority can be used; limits the amount that can be awarded to an individual, the total amount that can be awarded in any period, and aggregate incremental expense that can be incurred by the Company resulting from modifications of the terms of outstanding equity grants; and specifies the method for establishing the grant date. The delegation also requires that the President and Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

              In order to further align the senior executives' interests with those of the Company's stockholders, the Company has established stock ownership guidelines. The guidelines provide that, within five years, starting in fiscal year 2007 or in the year in which a senior executive becomes subject to the guidelines, these senior executives are expected to acquire and establish holdings in Company stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple
CEO	5x cash base
Other Senior Executives	2x to 3x cash base

              All types of equity holdings, with the exception of stock options, are included in determining ownership. The Compensation Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2009, senior management reported to the Committee that all of the senior executives subject to the guidelines, including the named executive officers, either met or were on track to meet the guidelines. The Committee determined to continue to monitor compliance with the guidelines.

Retirement and Deferred Compensation Plans

              The Company provides active, eligible employees, including the named executive officers who are actively employed, with the opportunity to build financial resources for retirement through the Company's broad-based tax-qualified defined benefit and defined contribution plans. In addition, eligible executives, including the named executive officers who have not yet retired, participate in the Company's nonqualified defined benefit and deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding these retirement and deferred compensation plans is set forth in the narrative following each of the Pension Benefits in 2009 table and Nonqualified Deferred Compensation in 2009 table.

All Other Compensation

              The Company provides for other compensation to participating employees (including the named executive officers) by providing Company-matching contributions in the CBS 401(k) and 401(k) excess plans, and Company-paid life insurance. Compensation paid to the named executive officers in relation to these programs is included in the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2009.

              In certain instances, the Company provides executives, including the named executive officers, with additional benefits that the Company believes are reasonable and typical for executives in similar industries and helps the Company to attract and retain these executives. Among these benefits are transportation-related benefits, which the Company believes provide travel flexibility and efficiencies that result in a more productive use of the executive's time, given the demands of his position. In addition, Mr. Moonves is entitled to reimbursement for certain taxes and fees resulting from his obligation to the Company under his employment agreement to provide services in New York and Los Angeles, since the Company has significant operations in both cities. For the same reason, the Company also requires certain East Coast-based senior executives to provide extended services at the Company's West Coast operations, for which the Company provides an expense allowance; executives are reimbursed for taxes on imputed income associated with certain expenses. All additional benefits are also described in footnote 7 to the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2009.

Post-Termination Arrangements

              Post-termination payments with respect to the named executive officers are set forth in each of their respective employment agreements. None of the Company's employment arrangements with the named executive officers or long-term incentive plans provide for payment solely upon a change-in-control. Each of the named executive officers is entitled to post-termination payments and benefits upon the occurrence of a termination without cause or a resignation for good reason and upon death or disability. The terms of these payments and benefits and the estimated potential payments that would be made to each named executive officer (except for Mr. Reynolds) if his employment terminated for each of these reasons as of the 2009 fiscal year end, and with respect to Mr. Reynolds, the actual payments made to him in connection with his retirement effective as of August 15, 2009, are described under "Potential Payments Upon Termination."

              In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Compensation Committee considers competitive practice with respect to comparable executives at the identified peer companies. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason.

Compensation Deductibility Policy

              In approving compensation, the Compensation Committee takes into account Section 162(m) of the Code, which generally limits to $1 million the federal tax deductibility of compensation (including stock options, PRSUs and PSUs) paid in one year to the named executive officers. Performance-based compensation (including stock options, PRSUs and PSUs) may qualify for an exception to the limit on deductibility, provided that the plan under which such compensation is paid meets certain requirements, including stockholder approval.

              The Company intends to comply with Section 162(m) for annual short-term and long-term incentives in order for compensation to be deductible. However, the Compensation Committee has, and may continue to approve, compensation exceeding the $1 million limitation in order to provide appropriate compensation. The named executive officers are eligible to receive annual bonus awards under the Senior Executive STIP, and the senior executives are eligible to receive long-term compensation under the Company's long-term incentive plan. Both of these plans are designed to comply with the Section 162(m) exception for performance-based compensation. The stockholders of the Company have approved the Senior Executive STIP and the Company's long-term incentive plan.

              In order for bonus awards made under the Senior Executive STIP to be eligible for deductibility under Section 162(m), the Compensation Committee establishes a performance criterion for the bonus awards, which criterion must not be certain of being achieved at the time it is set.

              For 2009, the Section 162(m) performance criterion was the achievement during 2009 of an 80% or greater level of the weighted average performance of (i) the percentage of an OIBDA Metric Target of $2.145 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $702.334 million actually achieved (25% weighting). The "OIBDA Metric Target" is calculated by starting with the Company's budget for 2009 for the OIBDA metric and then taking into account items pre-approved by the Compensation Committee that may otherwise distort the calculation of the performance criterion. The "FCF Metric Target" is calculated by starting with the Company's budget for 2009 for the FCF metric and then taking into account the same items. The items that were taken into account in the calculation of the OIBDA Metric Target and the FCF Metric Target were with respect to restructuring charges, impairment charges, voluntary pension contributions and debt refinancing.

              Assuming that the Compensation Committee determines that the performance criterion has been achieved, the terms of the Senior Executive STIP establish a maximum bonus for each named executive officer equal to a multiple of his base salary in effect at the beginning of the year with the amount of the bonus, if any, actually awarded to any named executive officer being subject to the Committee's downward discretion. This framework for establishing a maximum bonus is designed to provide that the awards will be eligible for deductibility up to eight times his base salary under Section 162(m) of the Code.

              At its first regular meeting after the 2009 fiscal year end, the Compensation Committee reviewed and discussed the Company's performance versus the 2009 performance criterion. Actual performance with respect to the OIBDA metric was $1.804 billion and with respect to the FCF metric was $825 million. The Committee then certified that the 2009 performance criterion had been achieved, noting that, in particular, such achievement with respect to the FCF Metric Target reflected the solid underlying performance of operations within management's control in the face of challenging operating conditions facing the media industry. Therefore, the Committee determined that the named executive officers were eligible for an annual bonus award under the Senior Executive STIP as described above, subject to the Committee's downward discretion.

              With respect to the Company's long-term incentive plan, the Compensation Committee also establishes performance goals for PRSUs and PSUs, rendering them eligible for deductibility under Section 162(m), as described in the "Long-Term Incentive Programs—Performance Goals (PRSUs)" section above.

Employment Contracts

              All of the named executive officers are, and were during 2009, parties to employment contracts with the Company, as the Committee has considered it to be in the Company's best interest, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2009 and in "Changes in Named Executive Officers' Employment Arrangements and 2010 Employment Agreements" in this "Compensation Discussion and Analysis."

              The Compensation Committee approves all employment arrangements with senior executives. With respect to employees other than senior executives, employment contracts are subject to an approval process coordinated through the Office of the Executive Vice President, Human Resources and Administration.

COMPENSATION COMMITTEE REPORT

              The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

              The Compensation Committee Charter states that the primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers and other senior executives. Under the Charter, the Compensation Committee's authorities and duties include, among other things:

  •
  Adopting and periodically reviewing the Company's philosophy, strategy and principles regarding the design and administration of the Company's compensation programs;

  •
  Reviewing and approving the total compensation packages for the Executive Chairman, the President and Chief Executive Officer, the Company's other executive officers, and other senior executives identified by the Committee after consultation with the Company's Chief Executive Officer and Executive Vice President, Human Resources and Administration, and in certain instances, other persons among the Company's most highly compensated executives (excluding "Talent," as such term is currently used in the media or entertainment industries); and

  •
  Overseeing the administration of the Company's incentive compensation plans (including the bonus plan for executives subject to Section 162(m) under the Code) and equity-based compensation plans.

              The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The consultant reports directly to the Compensation Committee.

              The full text of the Compensation Committee Charter is available on the Company's website at www.cbscorporation.com. The Compensation Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

              The Compensation Committee of the Board of Directors of CBS Corporation has reviewed and discussed with the Company's management the Compensation Discussion and Analysis ("CD&A") included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 25, 2010.

Members of the Compensation Committee

Charles K. Gifford, Chair
William S. Cohen
Leonard Goldberg
Bruce S. Gordon

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2009(1)

              The following table sets forth information concerning total compensation for the Company's last three completed fiscal years, unless otherwise indicated, for the executive officers of the Company identified in the table (the "named executive officers").

Name and Principal Position (a)	Year (b)	Salary ($) (c) (2)	Bonus ($) (d) (3)		Stock Awards ($) (e) (4)		Option Awards ($) (f) (5)		Change in Pension Value and NQDC Earnings ($) (g) (6)	All Other Compensation ($) (h) (7)	Total ($) (i)
Sumner M. Redstone	2009	1,003,846	7,500,000		4,329,864		3,336,416		10,417	30,317	16,210,860
Executive	2008	1,003,846	5,500,000		4,633,727		3,872,635		13,453	17,418	15,041,079
Chairman	2007	1,437,500	4,750,000		4,303,306		3,627,430		17,218	72,177	14,207,631
and Founder
Leslie Moonves	2009	3,513,462	15,000,000		7,599,997		14,339,265	(5)	263,359	2,522,792	43,238,875
President and	2008	3,513,462	9,500,000	(5)	7,599,992		0		324,035	229,981	21,167,470
Chief Executive Officer	2007	5,323,367	18,500,000		16,142,701	(4)	27,335,000	(5)	118,189	314,759	67,734,016
Joseph R. Ianniello (8)	2009	1,123,462	2,800,000		465,000		1,206,669		49,889	113,961	5,758,981
Executive Vice	2008	670,962	800,000		610,550		583,174		40,345	27,619	2,732,650
President and Chief Financial Officer
Fredric G. Reynolds (8)	2009	1,090,385	2,200,000		1,050,000		2,724,738		664,525	468,243	8,197,891
Former Executive	2008	1,756,731	3,400,000		1,780,812		1,700,932		158,259	24,534	8,821,268
Vice President and	2007	1,756,731	4,250,000		1,841,933		2,090,806		92,149	24,534	10,056,153
Chief Financial Officer
Louis J. Briskman	2009	1,305,000	1,800,000		899,995		2,335,490		1,064,448	35,365	7,440,298
Executive Vice	2008	1,305,000	1,600,000		2,217,585		1,498,820		637,084	25,886	7,284,375
President and	2007	1,305,000	2,000,000		1,052,533		1,194,746		483,519	24,263	6,060,061
General Counsel
Martin D. Franks (8)	2009	702,692	620,000		362,328		934,196		113,875	72,073	2,805,164
Executive Vice President, Planning, Policy and Government Affairs

(1)
The table below is provided to facilitate an understanding of the Compensation Committee's view in 2009 of the 2009 compensation awarded to the named executive officers by the Committee. This table is not required by SEC rules and is not designed to replace the Summary Compensation Table.

Compensation Committee's View of 2009 Compensation Awarded

Name	Salary ($)	Bonus ($)	Value of Stock Award ($) (a)	Value of Option Award ($) (b)		Other Compensation ($) (c)	Total 2009 Compensation Awarded ($)

Sumner M. Redstone	1,003,846	7,500,000	4,329,864	3,336,416		30,317	16,200,443
Leslie Moonves	3,513,462	15,000,000	7,599,997	3,248,400	(d)	138,226	29,500,085
Joseph R. Ianniello	1,123,462	2,800,000	465,000	1,206,669		24,768	5,619,899
Fredric G. Reynolds	1,090,385	2,200,000	1,050,000	2,724,738		24,012	7,089,135
Louis J. Briskman	1,305,000	1,800,000	899,995	2,335,490		24,466	6,364,951
Martin D. Franks	702,692	620,000	362,328	934,196		52,607	2,671,823

      (a)
      Represents the grant date fair value of the stock awards determined in accordance with FASB ASC Topic 718 (formerly SFAS 123R).

      (b)
      Represents the grant date fair value of the option awards determined in accordance with FASB ASC Topic 718 (formerly SFAS 123R).

      (c)
      Represents total of Company contributions to 401(k) Plan and 401(k) Excess Plan, Company-paid life insurance, perquisites and other personal benefits. For Mr. Moonves, does not include the reimbursement in 2009 for certain taxes paid with respect to tax year 2007 resulting from his obligation to provide services in New York and California pursuant to his employment agreement. For Mr. Ianniello, does not include the West Coast Expense (as defined in footnote 7(d)), and for Messrs. Ianniello, Briskman and Franks, does not include tax reimbursement on imputed income associated with the West Coast Expense incurred by these executives in connection with the Company's requirement that these named executive officers provide extended services in the Company's West Coast operations. The Committee views these excluded items as business related and not a part of total compensation. For Mr. Reynolds, does not include payments for unused vacation days and consulting fees paid in 2009 following his retirement (see footnote 7).

      (d)
      During 2009, the Compensation Committee determined to grant to Mr. Moonves a one-time grant of 2.4 million stock options. The amount reflects the annualized expected value of this stock option grant over the next four years (the vesting term), in accordance with the Committee's view of the value delivered for 2009. The amount does not include the grant of 867,052 stock options awarded to Mr. Moonves on April 2, 2009 as part of his 2008 bonus.

(2)
Salary includes amounts deferred under qualified and nonqualified arrangements. For 2009, all named executive officers, except for Mr. Redstone, deferred a portion of their salary under qualified and nonqualified deferred compensation arrangements. See the Nonqualified Deferred Compensation in 2009 table for further information on amounts deferred under nonqualified deferred compensation arrangements.

(3)
With respect to all named executive officers, amounts set forth in the "Bonus" column for 2009, 2008 and 2007 reflect cash payments made in early 2010 for fiscal year 2009 performance, early 2009 for fiscal year 2008 performance and early 2008 for fiscal year 2007 performance, respectively. As part of Mr. Moonves' 2008 bonus, the Compensation Committee awarded a stock option grant to Mr. Moonves valued at approximately $1.5 million. (See footnote 5.)

(4)
These amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS 123R) of grants of (i) restricted share units, and (ii) performance share units ("PSUs"), as applicable for each executive. For 2009, only Mr. Redstone was granted a PSU award, with respect to which the maximum number of shares to be delivered, assuming attainment of the highest level of performance conditions, would be 1,173,405 shares, with respect to which the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $12,989,592. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2009, see "RSUs, PSUs and Restricted Shares" in Note 10 to the audited 2009 consolidated financial statements on pages II–67 and II–68 in the Company's Form 10-K for the fiscal year ended December 31, 2009.

As part of Mr. Moonves' 2006 bonus, the Compensation Committee awarded to Mr. Moonves an equity award of 128,328 restricted share units ("RSUs") on January 31, 2007, the value of which was approximately $4,000,000, which is included in column (e), "Stock Awards" for 2007. These RSUs, issued pursuant to the Company's long-term management incentive program ("LTMIP"), vest ratably over three years and are payable in shares of the Company's Class B Common Stock.

(5)
These amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS 123R). For a discussion of the assumptions made in calculating the amounts for 2009, see "Stock Options and Equivalents" in Note 10 to the audited 2009 consolidated financial statements on pages II-67 and II-68 in the Company's Form 10-K for the fiscal year ended December 31, 2009.

As part of Mr. Moonves' 2008 bonus, the Compensation Committee awarded to Mr. Moonves an equity award of 867,052 stock options on April 2, 2009, the value of which was approximately $1,500,000, which is included in column (f), "Option Awards" for 2009. These stock options, issued pursuant to the LTMIP, vest ratably over four years, have an eight-year term and are payable in shares of the Company's Class B Common Stock.

In 2007, Mr. Moonves was awarded 5 million stock options in connection with the execution of his then-new employment agreement, the fair market value of which is included in column (f), "Option Awards" for 2007. These stock options, issued pursuant to the LTMIP, were granted with an exercise price of $28.70, vest ratably over four years, have an eight-year term and are payable in shares of the Company's Class B Common Stock.

(6)
Amounts reflect changes in pension value only, as none of the Company's nonqualified deferred compensation plans provide for above-market interest or preferential earnings, except as noted below. For Mr. Redstone, the amounts for 2009, 2008 and 2007 also include the minimum required distributions he received under qualified pension plans. For Mr. Reynolds, the amount for 2009 also includes the distributions he received under qualified and nonqualified pension plans following his retirement. For Mr. Briskman, the amounts for 2009, 2008 and 2007 also include the distributions he received under qualified and nonqualified pension plans pursuant to which he has an accumulated benefit, but is not currently accruing benefits. See "Pension Benefits in 2009" for further information on these plans.

Pursuant to Mr. Redstone's amended employment agreement, effective March 16, 2007, the balance of his deferred salary compensation account was converted to stock option equivalents ("SOEs") of equal value. The Company considers any increase in the intrinsic value of the SOEs (i.e., the extent to which the market price of the stock underlying an SOE is above its exercise price at a given point in time) as preferential, since other executives and employees do not have the ability to invest their deferred salary in SOEs. There was no increase in the intrinsic value of the SOEs between December 31, 2008 and December 31, 2009, as the market price of the stock underlying each SOE, as of December 31, 2009, remained below its exercise price ($30.21). See "Employment Agreements—Sumner M. Redstone" for further information on the SOEs. Information about each nonqualified deferred compensation plan is included in the "Description of Nonqualified Deferred Compensation" section.

(7)
The following table describes each component of the "All Other Compensation" column for 2009:

						PERQUISITES AND OTHER PERSONAL BENEFITS
Named Executive Officer	Company Contri- bution to 401(k) Plan ($)	Company Contri- bution to 401(k) Excess Plan ($)	Company- Paid Life Insurance ($) (a)	Tax Reim- bursement ($) (b)	Other Compen- sation ($) (c)	Extended Services on West Coast ($) (d)	Transportation- Related Benefits ($) (e)	Automobile Insurance ($)	Total ($)
Sumner M. Redstone	—	—	3,780	—	—	—	26,537	—	30,317
Leslie Moonves	3,300	19,200	60,000	2,384,566	—	—	54,577	1,149	2,522,792
Joseph R. Ianniello	7,350	15,150	2,268	48,211	—	42,042	—	—	113,961
Fredric G. Reynolds	3,300	19,200	1,512	—	444,231	—	—	—	468,243
Louis J. Briskman	7,350	15,150	1,966	10,449	—	0	—	—	35,365
Martin D. Franks	3,300	17,700	31,607	20,006	—	0	—	—	72,073

      (a)
      Represents premiums paid in 2009 by the Company for life insurance coverage. Pursuant to his employment agreement, Mr. Moonves is covered by an individual life insurance policy, which he owns. Mr. Franks participates in a separate life insurance plan referred to as the Senior Executive Life Insurance Plan ("SELIP"), which was established for senior executives in 1989 and is no longer open to new participants. The purpose of the plan was to provide life insurance equal to five times base salary and an opportunity to accumulate a cash value. Only premiums are paid annually by the Company, and participants pay tax on the premiums. Upon termination of employment, the Company ceases the premium payments, and participants have the option to continue the plan at their own cost. The payments above, although made in 2009, include premiums for both 2008 and 2009. The annual premium payment is $17,493.

      (b)
      As provided for in his prior 2007 and successor 2010 employment agreements, Mr. Moonves renders his services from the Company's offices in Los Angeles, where he maintains his principal residence, and in New York City. Pursuant to the prior and successor agreements, the Company provides for a tax neutralization payment with respect to any incremental New York state and local taxes and fees, an amount that places Mr. Moonves in the same after-tax economic position that he would have been in had he not incurred such incremental New York state and local taxes and fees resulting from the time he is required to provide services for the Company in the State of New York or New York City, with such amount reviewed and validated by the Compensation Committee. The amount in the table above includes such reimbursement paid in 2009 with respect to the payment of certain taxes for tax year 2007. For Messrs. Ianniello, Briskman and Franks, amounts include tax reimbursement on imputed income associated with the West Coast Expense (defined below).

      (c)
      In connection with Mr. Reynolds' retirement as of August 15, 2009, he received $144,231 for unused vacation days, in accordance with the Company's policies applicable to all full-time employees. Following his retirement, the Company entered into a consulting agreement, effective as of August 18, 2009, with Mr. Reynolds, pursuant to which he agreed to provide short-term consulting services to the Company following his retirement. The amount shown in this column also includes the $300,000 in consulting fees paid in 2009. The consulting agreement terminated effective February 28, 2010.

      (d)
      The Company requires that certain East Coast-based senior executives provide extended services at the Company's West Coast operations, for which the Company provides an estimated expense allowance. The amounts shown in this column represent certain other costs and expenses incurred in connection with providing these services ("West Coast Expense").

      (e)
      The amounts of perquisites and other personal benefits shown in this column include (i) the incremental cost to the Company of the personal use of the Company aircraft and (ii) the percentage of personal use of a car and driver provided for business-related security reasons. The incremental cost to the Company of the personal use of the Company aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive's total number of flight hours for his personal use for the year (including personal use flight segments with crew only). Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance are excluded. To the extent that Mr. Redstone uses the corporate aircraft of Viacom for personal use, the Company reimburses Viacom 50% of a previously agreed upon per flight hourly amount, and to the extent that Mr. Redstone uses the corporate aircraft of the Company for personal use, Viacom reimburses the Company 50% of a previously agreed upon per flight hourly amount. For 2009, the amount included with respect to Mr. Redstone's personal use of corporate aircraft reflects amounts reimbursed to Viacom.

      From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are made available if the tickets are not utilized for such purposes.

(8)
Mr. Ianniello first became a named executive officer of the Company for fiscal year 2008; therefore, only information for fiscal years 2008 and 2009 is provided for him. Mr. Reynolds retired as of August 15, 2009. Mr. Franks first became a named executive officer of the Company for fiscal year 2009; therefore, only fiscal year 2009 information is provided for him.

Employment Agreements

              All of the named executive officers have employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2009 and the Grants of Plan-Based Awards During 2009 table is provided below. See "Potential Payments Upon Termination" for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment.

Sumner M. Redstone

              Effective March 13, 2007, the Company entered into an amendment to Mr. Redstone's December 2005 employment agreement, pursuant to which he serves as Executive Chairman and Founder of CBS Corporation, with a pay package structured at that time to reduce fixed compensation, strengthen the pay-for-performance linkage and shift the pay towards equity. Under the amended agreement, Mr. Redstone received through February 2010 a salary of $1 million per annum, and his target bonus is $3.5 million. His salary and target bonus are subject to review on at least an annual basis and may be increased at the discretion of the Compensation Committee. The Committee determined to increase Mr. Redstone's base salary, effective March 1, 2010, to $1.75 million per annum. Mr. Redstone is provided with $2.5 million of life insurance during his employment with the Company.

              Pursuant to the amended agreement, Mr. Redstone received in 2007, 2008 and 2009, and will continue to receive through 2011, an annual award of stock options for shares of the Company's Class B Common Stock having a value of $3 million. Mr. Redstone's annual stock option award for 2009 was granted on February 24, 2009. Mr. Redstone also received in 2007, 2008 and 2009, and will continue to receive through 2011, an annual award of PSUs under the LTMIP, with a target value of $3 million. Payouts under the PSUs range from zero to a maximum of 300% of the target number of shares of the Company's Class B Common Stock for the award.

              In addition to the above, effective as of March 16, 2007 (the "Exchange Date"), the approximate $10 million balance of Mr. Redstone's vested deferred compensation account was converted into appreciation rights ("Stock Option Equivalents") with the same fair value on the conversion date. The Stock Option Equivalents have an exercise price equal to the closing price of a share of the Company's Class B Common Stock on the Exchange Date ($30.21), vest in 25% installments on each of the first four anniversaries of the Exchange Date and have a term of eight years from the Exchange Date. Accordingly, Mr. Redstone will only realize value on such deferred amount to the extent the price of a share of the Company's Class B Common Stock is higher, at the time the Stock Option Equivalents are exercised, than the exercise price.

Leslie Moonves

              On February 23, 2010, the Company entered into a new employment agreement with Mr. Moonves, which agreement supercedes his employment agreement dated October 15, 2007, and extends the term of his employment to February 22, 2015. Mr. Moonves' new employment agreement is filed as Exhibit 10(q) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

              Mr. Moonves' prior employment agreement, dated October 15, 2007, commenced on October 1, 2007 and was scheduled to end on September 30, 2011, subject to earlier termination in accordance with the terms of his agreement.

              Under the 2007 employment agreement, Mr. Moonves received an annual salary of $3.5 million, subject to annual review and increase at the discretion of the Compensation Committee. Beginning with January 1, 2008, Mr. Moonves' target bonus for each whole calendar year was 300% of his salary, also subject to annual review and increase at the discretion of the Compensation Committee. For 2009, Mr. Moonves waived his right for consideration of any increase in salary and bonus.

              Under the terms of the 2007 employment agreement, Mr. Moonves received on October 15, 2007, October 1, 2008 and October 1, 2009 performance-based RSUs with a value of $7.6 million. Each RSU corresponds to one share of the Company's Class B Common Stock, with the number of RSUs to be determined by dividing $7.6 million by the closing price of one share of the Company's Class B Common Stock on the grant date. Each RSU grant was subject to a performance goal established by the Compensation Committee based on the Company's budgeted free cash flow for the calendar year following the calendar year during which the RSUs were granted, and vests and settles following the Compensation Committee's certification that the performance goal was achieved.

              The 2007 employment agreement also contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company's ownership of work product, as well as other covenants, during Mr. Moonves' employment and for specified periods after the termination of employment.

              Pursuant to the 2007 employment agreement, Mr. Moonves reported to the Board and to Mr. Redstone, and Mr. Moonves was nominated annually for election to the Board and agreed to serve as a member of the Board for each period for which he was so elected. Under the 2007 employment agreement, Mr. Moonves performed services in New York as well as in Los Angeles. Accordingly, the Company provides Mr. Moonves with a tax neutralization payment with respect to any net incremental New York state and local taxes and fees he incurs as a result of his providing services in New York, with such amount to be reviewed and validated by the Compensation Committee. In addition, he was provided with $8 million of life insurance during the employment term.

Joseph R. Ianniello

              Effective as of July 20, 2009, Mr. Ianniello entered into a new employment agreement with the Company which provides that he will serve as the Executive Vice President and Chief Financial Officer of CBS Corporation through July 19, 2013. The new agreement provides for an annual salary of $1.5 million, which is subject to annual review and increase at the discretion of the Compensation Committee, and an annual target bonus equal to 200% of his annual salary as in effect on November 1st of such year. Mr. Ianniello is also eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $3 million, commencing in 2010.

              Mr. Ianniello's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company's confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Fredric G. Reynolds

              On August 15, 2005, the Company entered into an employment agreement with Mr. Reynolds for a four-year term, pursuant to which Mr. Reynolds served as the Executive Vice President and Chief Financial Officer of CBS Corporation, at a salary of $1.5 million per annum plus deferred compensation at a rate of $250,000 per annum. Mr. Reynolds' annual target bonus was 100% of his salary and deferred compensation. Mr. Reynolds was eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $3.5 million. Mr. Reynolds' employment agreement provided that the vesting of any RSUs awarded as part of his annual grants of long-term compensation was subject to the achievement of a performance goal. This performance goal was the same performance goal established each year for the Senior Executive STIP for the performance period in which such grant of RSUs was awarded.

              Mr. Reynolds' agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and the Company's ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

              On July 20, 2009, Mr. Reynolds stepped down from his role as the Executive Vice President and Chief Financial Officer and retired from the Company effective as of August 15, 2009. Mr. Reynolds entered into a consulting agreement with the Company, effective as of August 18, 2009, pursuant to which Mr. Reynolds agreed to perform specified short-term consulting services to the Company. This consulting agreement terminated effective February 28, 2010. The agreement provided for a consulting fee of $100,000 for each 30-day period during the first 90 days, and then a $60,000 consulting fee for each 30-day period thereafter, as well as business expense reimbursement. The consulting agreement also contained restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting confidential information and the Company's ownership of work product and requiring cooperation in litigation, as well as other covenants, during the consulting period and for specified periods after the termination of the consulting relationship.

Louis J. Briskman

              On September 16, 2008, the Company entered into a new employment agreement with Mr. Briskman, effective September 7, 2008 through September 30, 2011, which provides for his continued employment as the Executive Vice President and General Counsel of CBS Corporation. The agreement provides for an annual salary of $1,300,000, which may be reviewed and increased at the discretion of the Compensation Committee. Mr. Briskman's annual target bonus is 115% of his salary as in effect on November 1st of such year. Mr. Briskman is eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $3 million, commencing in 2009.

              Under the terms of the agreement, Mr. Briskman received on September 23, 2008 an award of stock options to purchase a number of shares of the Company's Class B Common Stock, with an exercise price equal to the closing price of the Company's Class B Common Stock on the NYSE on the grant date ($14.85), having a grant date value of $500,000. Mr. Briskman also received on September 23, 2008 performance-based RSUs with a value of $1.2 million, each of which corresponds to one share of the Company's Class B Common Stock. The number of RSUs was determined by dividing $1.2 million by the closing price of one share of the Company's Class B Common Stock on the grant date ($14.85).

              Mr. Briskman's employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company's confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The employment agreement provides that Mr. Briskman will continue to receive supplemental pension payments pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, with the former CBS Corporation. See the footnotes and narrative accompanying the Pension Benefits in 2009 tables for information on his supplemental pension payments.

Martin D. Franks

              The Company entered into a new employment agreement with Mr. Franks, effective September 1, 2007 through August 31, 2010, which provides for his continued employment as the Executive Vice President, Planning, Policy and Government Affairs of CBS Corporation. The agreement provides for an annual salary of $700,000, which may be reviewed and increased at the discretion of the Compensation Committee. Mr. Franks' annual target bonus is 70% of his salary as in effect on November 1st of such year, which also may be reviewed and increased at the discretion of the Compensation Committee. Mr. Franks is also eligible to receive annual grants of long-term compensation, as determined by the Company's Compensation Committee, based on a target value of $1.2 million, commencing in 2008.

              Mr. Franks' employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company's confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Section 409A Amendments

              The employment agreements for Messrs. Redstone, Moonves, Reynolds, Briskman and Franks were each amended at the end of 2008 for compliance with the requirements of Section 409A of the Internal Revenue Code. The amendments did not add new benefits or compensation.

Grants of Plan-Based Awards During 2009

              The following table sets forth information concerning grants of equity awards under the LTMIP to the named executive officers in fiscal year 2009. Awards consisted of RSUs, PSUs, and nonqualified stock options.

			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Committee Action Date (c) (1)	Threshold (#) (d)	Target (#) (e)		Maximum (#) (f)	All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Underlying Options (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i) (2)	Grant Date Fair Value of Stock and Option Awards ($) (j) (3)
Sumner M. Redstone	1/1/2009	2/22/2007	97,783	391,135	(4)	1,173,405	—	—	—	4,329,864

	2/24/2009	2/24/2009	—	—		—	—	1,734,104	5.20	3,336,416
Leslie Moonves	4/2/2009	4/2/2009	—	—		—	—	867,052	5.20	1,345,665

	10/1/2009	10/12/2007	—	656,871	(5)	—	—	—	—	7,599,997

	10/16/2009	10/16/2009	—	—		—	—	2,400,000	13.09	12,993,600
Joseph R. Ianniello (6)	2/24/2009	2/24/2009	—	89,423	(7)	—	—	—	—	465,000

	2/24/2009	2/24/2009	—	—		—	—	627,167	5.20	1,206,669
Fredric G. Reynolds (6)	2/24/2009	2/24/2009	—	201,923	(7)	—	—	—	—	1,050,000

	2/24/2009	2/24/2009	—	—		—	—	1,416,184	5.20	2,724,738
Louis J. Briskman (6)	2/24/2009	2/24/2009	—	173,076	(7)	—	—	—	—	899,996

	2/24/2009	2/24/2009	—	—		—	—	1,213,872	5.20	2,335,490
Martin D. Franks (6)	2/24/2009	2/24/2009	—	69,230	(7)	—	—	—	—	359,996

	2/24/2009	2/24/2009	—	—		—	—	485,549	5.20	934,196

	4/1/2009	2/24/2009	—	—		—	601	—	—	2,332

(1)
With respect to Mr. Redstone's January 1, 2009 grant and Mr. Moonves' October 1, 2009 grant, the "Committee Action Date" refers to the date on which the Compensation Committee approved the terms of the employment agreements that provide for the grants. With respect to Mr. Franks' April 1, 2009 grant, the "Committee Action Date" refers to the date on which the Compensation Committee approved the grant under the Company's Fund-the-Future Program ("FtF").

(2)
The exercise price of the options is the closing price of the Company's Class B Common Stock on the date of grant, with the exception of Mr. Moonves' April 2, 2009 grant, with respect to which the Compensation Committee determined to provide for the same exercise price as the annual awards granted to other members of management on February 24, 2009 under the LTMIP. The closing price of the Company's Class B Common Stock on April 2, 2009 was $4.68.

(3)
Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123R), of RSUs, PSUs and stock option awards reported in the table.

(4)
The amount for Mr. Redstone reflects the target number of PSUs granted to Mr. Redstone with respect to the three-year performance period on December 31, 2011, subject to the satisfaction of performance conditions. For a description of the performance conditions, see "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Performance Goals—PSUs."

(5)
The amount reflects the performance-based RSUs granted to Mr. Moonves, subject to the satisfaction of a performance condition, which RSUs vest in the manner described in "Employment Agreements—Leslie Moonves."

(6)
With respect to Messrs. Ianniello, Reynolds, Briskman and Franks, annual grants under the LTMIP for 2009 were delivered in the form of a combination of stock options and performance-based RSUs, with all grants made on February 24, 2009. In addition, Mr. Franks received an RSU grant under the FtF.

(7)
The amounts reflect the performance-based RSUs granted to Messrs. Ianniello, Reynolds, Briskman and Franks subject to the satisfaction of a performance condition. If the performance condition is satisfied, the RSUs vest ratably over four years beginning on the first anniversary of the grant date.

Description of Plan-Based Awards

              Equity awards reported in the Grants of Plan-Based Awards During 2009 table were granted to the named executive officers under the LTMIP.

              RSUs—For the awards granted under the LTMIP, the number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of the Company's Class B Common Stock on the NYSE on the date of grant. Except for FtF grants (which vest over three years) and Mr. Moonves' annual RSU grant (which vests in the manner described in "Employment Agreements—Leslie Moonves"), vesting for RSUs occurs in equal annual installments over four years, contingent on continued employment and satisfaction of a performance goal.

              Fund-the-Future Program ("FtF")—Generally, the number of RSUs awarded under the FtF equals the quotient derived by dividing (i) 2.5% of an individual's eligible compensation (benefits base rate of pay in effect on the grant date limited to a maximum of $550,000) by (ii) the closing price of a share of the Company's Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date. For 2009, the Compensation Committee determined to award a number of RSUs to all participants in the FtF, including Mr. Franks, based on the number of RSUs awarded in the prior year under the same program.

              Stock Options—The number of stock options awarded is determined using a Black-Scholes valuation methodology (as determined by the Compensation Committee's independent consultant). For those awards granted as a value, the number of shares underlying awards is determined using the closing price of the Company's Class B Common Stock on the date of grant. Stock options have an exercise price not less than the closing price of a share of the Company's Class B Common Stock on the NYSE on the grant date and generally have an eight-year term. Vesting for stock options generally occurs in equal annual installments over four years, contingent on continued employment.

              PSUs—PSUs are notional units of measurement and represent the right to receive a number of shares of the Company's Class B Common Stock determined on the basis of the total stockholder return ("TSR") of the Company's Class B Common Stock relative to the TSR of the common stock of companies comprising the Standard & Poor's 500 Composite Index (with limited exceptions) (the "reference group") over a defined measurement period and, under certain circumstances, determined on the basis of achievement of a pre-determined performance threshold (see "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Performance Goals—PSUs" for a description of this threshold). For 2009, only Mr. Redstone received PSUs, in accordance with the terms of his employment agreement, which provides for an annual $3 million PSU grant on each January 1. The target shares for the PSU grant were determined on the basis of the average closing price of a share for the Company's Class B Common Stock on the NYSE for the 10 trading days prior to the date of grant. Payout under the PSUs range from zero to a maximum of 300% of the target number of shares of the Company's Class B Common Stock for the award. The PSU grant is subject to a three-year measurement period running from January 1, 2009 through December 31, 2011. The number of shares to be delivered under the 2009 PSU grant is determined in the manner described under "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Performance Goals—PSUs."

              For other terms of these awards relating to performance goals and grant dates, see "Compensation Discussion and Analysis—Long-Term Management Incentive Program—Performance Goals" and "—Grant Date of Awards."

Outstanding Equity Awards at Fiscal Year-End 2009

              The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2009, which included unexercised and vested stock options, unexercised and unvested stock options, unvested RSUs, and unearned and unvested RSUs and PSUs. The market values in this table were calculated using the closing price of a share of the Company's Class B Common Stock on December 31, 2009, which was $14.05.

		Option Awards					Stock Awards
Name (a)	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units That Have Not Vested ($) (h)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Sumner M. Redstone	3/16/2007	310,302	310,302	—	30.21	3/16/2015	—	—	—	—

	2/28/2008	175,233	525,701	—	23.96	2/28/2016	—	—	—	—

	9/22/2008	111,250	333,750	—	15.39	9/22/2016	—	—	—	—

	2/24/2009	0	1,734,104	—	5.20	2/24/2017	—	—	—	—

	1/1/2007	—	—	—	—	—	—	—	94,967	1,334,286

	1/1/2008	—	—	—	—	—	—	—	113,029	1,588,057

	1/1/2009	—	—	—	—	—	—	—	391,135	5,495,447
Leslie Moonves	10/19/2007	2,500,000	2,500,000	—	28.70	10/19/2015	—	—	—	—

	4/2/2009	0	867,052	—	5.20	2/24/2017	—	—	—	—

	10/16/2009	0	2,400,000	—	13.09	10/16/2017	—	—	—	—

	1/31/2007	—	—	—	—	—	42,776	$601,003	—	—

	10/1/2008	—	—	—	—	—	—	—	526,680	7,399,854

	10/1/2009	—	—	—	—	—	—	—	656,871	9,229,038
Joseph R. Ianniello	5/25/2006	42,165	14,056	—	26.30	5/25/2014	—	—	—	—

	9/6/2006	6,370	2,124	—	28.30	9/6/2014	—	—	—	—

	3/6/2007	50,505	50,505	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	35,046	105,140	—	23.96	2/28/2016	—	—	—	—

	2/24/2009	0	627,167	—	5.20	2/24/2017	—	—	—	—

	5/25/2006	—	—	—	—	—	3,565	50,088	—	—

	9/6/2006	—	—	—	—	—	442	6,210	—	—

	3/6/2007	—	—	—	—	—	1,616	22,705	—	—

	3/6/2007	—	—	—	—	—	—	—	6,464	90,819

	2/28/2008	—	—	—	—	—	8,765	123,148	—	—

	2/28/2008	—	—	—	—	—	—	—	10,016	140,725

	2/24/2009	—	—	—	—	—	—	—	89,423	1,256,393
Fredric G. Reynolds (2)	5/25/2006	262,368	—	—	26.30	5/25/2014	—	—	—	—

	3/6/2007	353,535	—	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	408,878	—	—	23.96	2/28/2016	—	—	—	—

	2/24/2009	1,416,184	—	—	5.20	2/24/2017	—	—	—	—

	3/6/2007	—	—	—	—	—	—	—	22,624	317,867

	2/28/2008	—	—	—	—	—	—	—	29,215	410,471

	2/24/2009	—	—	—	—	—	—	—	201,923	2,837,018
Louis J. Briskman	5/25/2006	112,443	37,482	—	26.30	5/25/2014	—	—	—	—

	3/6/2007	101,010	101,010	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	58,411	175,233	—	23.96	2/28/2016	—	—	—	—

	9/23/2008	88,652	177,305	—	14.85	9/23/2016	—	—	—	—

	2/24/2009	0	1,213,872	—	5.20	2/24/2017	—	—	—	—

	5/25/2006	—	—	—	—	—	9,506	133,559	—	—

	3/6/2007	—	—	—	—	—	3,231	45,396	—	—

	3/6/2007	—	—	—	—	—	—	—	12,928	181,638

	2/28/2008	—	—	—	—	—	14,607	205,228	—	—

	2/28/2008	—	—	—	—	—	—	—	16,694	234,551

	9/23/2008	—	—	—	—	—	—	—	80,808	1,135,352

	2/24/2009	—	—	—	—	—	—	—	173,076	2,431,718

		Option Awards					Stock Awards
Name (a)	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units That Have Not Vested ($) (h)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Martin D. Franks	5/25/2006	29,535	14,768	—	26.30	5/25/2014	—	—	—	—

	3/6/2007	40,404	40,404	—	30.94	3/6/2015	—	—	—	—

	2/28/2008	35,046	105,140	—	23.96	2/28/2016	—	—	—	—

	2/24/2009	0	485,549	—	5.20	2/24/2017	—	—	—	—

	5/25/2006	—	—	—	—	—	3,745	52,617	—	—

	3/6/2007	—	—	—	—	—	1,293	18,167	—	—

	3/6/2007	—	—	—	—	—	—	—	5,171	72,653

	4/2/2007	—	—	—	—	—	447	6,280	—	—

	2/28/2008	—	—	—	—	—	8,765	123,148	—	—

	2/28/2008	—	—	—	—	—	—	—	10,016	140,725

	4/1/2008	—	—	—	—	—	601	8,444	—	—

	2/24/2009	—	—	—	—	—	—	—	69,230	972,682

	4/1/2009	—	—	—	—	—	601	8,444	—	—

(1)
Set forth below are schedules of vesting dates related to each grant date for the option awards and stock awards identified in the above table.

Grant Date	Option Awards Vesting Schedule

5/25/2006	25% vests on each of the first four anniversaries of the date of grant
9/6/2006	25% vests on each of the first four anniversaries of the date of grant
3/6/2007	25% vests on each of the first four anniversaries of the date of grant
3/16/2007	25% vests on each of the first four anniversaries of the date of grant
10/19/2007	25% vests on each of October 1, 2008 and the first two anniversaries thereof and 25% vests on September 30, 2011
2/28/2008	25% vests on each of the first four anniversaries of the date of grant
9/22/2008	25% vests on each of the first four anniversaries of the date of grant
9/23/2008	33 1/3% vests on each of the first two anniversaries of the date of grant and the final 33 1/3% vests on September 30, 2011
2/24/2009	25% vests on each of the first four anniversaries of the date of grant
4/2/2009	25% vests on each of the first four anniversaries of the date of grant
10/16/2009	25% vests on each of the first four anniversaries of the date of grant

Grant Date	Stock Awards Vesting Schedule	Type

5/25/2006	25% vests on each of the first four anniversaries of the date of grant, subject to the satisfaction of performance conditions for 2006	RSU
9/6/2006	25% vests on each of the first four anniversaries of the date of grant, subject to the satisfaction of performance conditions for the period July 1, 2006 through December 31, 2006	RSU
1/1/2007	0-300% of the award vests subject to the satisfaction of performance conditions for the measurement period ending December 31, 2009; provided that pursuant to the terms of Mr. Redstone's employment agreement, 0-300% with respect to half of the award may vest instead, and be subject to the satisfaction of performance conditions applicable to PSU grants awarded to other senior executives in 2007, for each of the measurement periods ending December 31, 2009 and December 31, 2010, if the terms and conditions are more favorable	PSU
1/31/2007	33 1/3% vests on the first three anniversaries of the date of grant	RSU
3/6/2007	Approximately 42% vests on each of the first and second anniversaries of the date of grant and approximately 8% vests on each of the third and fourth anniversaries of the date of grant, subject to the satisfaction of performance conditions for 2007	RSU
3/6/2007	0-200% for half of the award vests on the third anniversary of the date of grant, subject to the satisfaction of performance conditions for the measurement period ending December 31, 2009, and 0-200% for half of the award vests on the fourth anniversary of the date of grant, subject to the satisfaction of performance conditions for the measurement period ending December 31, 2010	PSU
4/2/2007	100% vests on the third anniversary of the date of grant	RSU
1/1/2008	0-300% of the award vests subject to the satisfaction of performance conditions for the measurement period ending December 31, 2010; provided that pursuant to the terms of Mr. Redstone's employment agreement, 0-300% with respect to half of the award may vest instead, and be subject to the satisfaction of performance conditions applicable to PSU grants awarded to other senior executives in 2008, for each of the measurement periods ending December 31, 2010 and December 31, 2011, if the terms and conditions are more favorable	PSU
2/28/2008	Approximately 42% vests on each of the first and second anniversaries of the date of grant and approximately 8% vests on each of the third and fourth anniversaries of the date of grant, subject to the satisfaction of performance conditions for 2008	RSU
2/28/2008	0-200% for half of the award vests, subject to the certification of the satisfaction of performance conditions for the measurement period ending December 31, 2010, and 0-200% for half of the award vests subject to the satisfaction of performance conditions for the measurement period ending December 31, 2011	PSU
4/1/2008	100% vests on the third anniversary of the date of grant	RSU
9/23/2008	33 1/3% vests on each of the first two anniversaries of the date of grant and the final 33 1/3% vests on September 30, 2011, subject to satisfaction of performance conditions for 2009	RSU
10/1/2008	100% of the award vests subject to satisfaction of performance conditions for 2009	RSU
1/1/2009	0-300% of the award vests subject to satisfaction of performance conditions for the measurement period ending December 31, 2011	RSU
2/24/2009	25% vests on each of the first four anniversaries of the date of grant, subject to the satisfaction of performance conditions for 2009	RSU
4/1/2009	33 1/3% vests on the first three anniversaries of the date of grant	RSU
10/1/2009	100% of the award vests subject to satisfaction of performance conditions for 2010	RSU
(2)
For Mr. Reynolds, in accordance with the terms of his employment agreement, in connection with his retirement, all outstanding unvested stock options vested immediately on the last day of his employment with the Company (August 14, 2009).

 Option Exercises and Stock Vested During 2009

              The following table sets forth information concerning each exercise of stock options and vesting of restricted shares and RSUs during 2009 for each of the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e) (2)
Sumner M. Redstone	—	—	149,483	1,306,481
Leslie Moonves	—	—	696,633	5,378,167
Joseph R. Ianniello	—	—	26,585	173,640
Fredric G. Reynolds	—	—	158,099	1,253,211
Louis J. Briskman	—	—	32,910	181,074
Martin D. Franks	—	—	36,421	259,090

(1)
Represents the restricted shares and RSUs that vested during 2009. For Mr. Reynolds, includes certain RSUs that vested on the last date of his employment with the Company (August 14, 2009) in accordance with the terms of his employment agreement.

(2)
Represents the number of restricted shares and RSUs that vested during 2009, multiplied by the closing price of the Company's Class B Common Stock on the New York Stock Exchange on the vesting date.

Pension Benefits in 2009

              The following tables set forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to each of the named executive officers. The first table sets forth information with respect to pension plans pursuant to which named executive officers accrued benefits in 2009, and the second table sets forth information with respect to pension plans pursuant to which named executive officers have an accumulated benefit but did not accrue benefits in 2009.

Pension plans pursuant to which named executive officers accrued benefits in 2009:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d) (2)	Payments During Last Fiscal Year ($) (e)
Sumner M. Redstone (3)	Qualified—CBS Retirement Plan (CRP)	6.7	56,815	6,224	(4)

	Nonqualified—CBS Retirement Excess Pension Plan	6.7	85,387	—
Leslie Moonves (5)	Qualified—CBS Retirement Plan (CRP)	5.5	151,016	—

	Nonqualified—CBS Retirement Excess Pension Plan	5.5	385,060	—
Joseph R. Ianniello	Qualified—CBS Retirement Plan (CRP)	6.0	52,469	—

	Nonqualified—CBS Retirement Excess Pension Plan	6.0	139,881	—
Fredric G. Reynolds (6)	Qualified—CBS Retirement Plan (CRP)	4.1	113, 312	2,845	(6)

	Nonqualified—CBS Retirement Excess Pension Plan	4.1	307,694	—
Louis J. Briskman (5)	Qualified—CBS Retirement Plan (CRP)	4.3	125,812	—

	Nonqualified—CBS Retirement Excess Pension Plan	4.3	315,508	—
Martin D. Franks (5)	Qualified—Cash Balance Component of CBS Combined Pension Plan (CCPP)	21.6	380,429	—

	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	21.6	555,205	—

(1)
The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Redstone, Moonves, Ianniello, Reynolds and Briskman, who have been employed by the Company since 1996, 1995, 1997, 1994 and 1975, respectively. However, their participation in these plans began in the following years, at which time their respective credited service for benefit accruals began: Mr. Redstone, 2003; Messrs. Moonves and Ianniello, 2004; and Messrs. Reynolds and Briskman, 2005. Prior to their participation in these plans, Messrs. Moonves, Ianniello, Reynolds and Briskman participated in the pension plans identified in the table set forth below.

(2)
The present value of each named executive officer's accumulated benefit at December 31, 2009 in these plans was calculated assuming commencement of benefits at age 65, for (i) the CRP-related benefits, a discount rate of 6.20% and mortality rates in accordance with RP2000 Sex distinct and (ii) the CCPP-related benefits, a discount rate of 5.60% and mortality rates in accordance with UP94 Sex distinct.

(3)
The present value calculations assume immediate commencement, since Mr. Redstone is above the plan's normal retirement age.

(4)
Mr. Redstone receives certain minimum required payments from the CRP on an annual basis.

(5)
Messrs. Moonves, Briskman and Franks are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of eligibility service, but have not yet reached 65, the normal retirement age. See the description of the CRP and CCPP below for information about the effect of early retirement.

(6)
Mr. Reynolds retired effective as of August 15, 2009, and his benefits are valued using an immediate 100% joint and survivor factor and delayed payment timing of post-2004 nonqualified plan benefits due to Section 409A of the Internal Revenue Code. Upon Mr. Reynolds' retirement, he was eligible to commence benefits under the CRP and the CBS Retirement Excess Pension Plan on September 1, 2009. The amount in column (e) represents the total payments made during 2009.

Pension plans pursuant to which named executive officers have an accumulated benefit but did not accrue benefits in 2009:

Name (a)	Benefit Accrual Status	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d) (1)	Payments During Last Fiscal Year ($) (e)
Sumner M. Redstone	N/A	N/A	N/A	N/A	N/A
Leslie Moonves (2)	Frozen Benefit	Qualified—Cash Balance Component of CBS Combined Pension Plan (CCPP)	9.0(3)	118,092	$0

	Frozen Benefit	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	9.0(3)	1,328,720	0

	Frozen Benefit	Nonqualified—CBS Bonus Supplemental Executive Retirement Plan	3.8(3)	384,566	0
Joseph R. Ianniello	Frozen Benefit	Qualified—Cash Balance Component of CCPP	6.3(3)	33,017	0

	Frozen Benefit	Nonqualified—SERP	6.3(3)	4,199	0
Fredric G. Reynolds (4)	Frozen Benefit; In Pay Status	Qualified—Cash Balance Component of CCPP	11.5(3)	N/A	255,780(4)

	Frozen Benefit; In Pay Status	Nonqualified—SERP	11.5(3)	116,673	2,388(4)

	Frozen Benefit; In Pay Status	Nonqualified— Westinghouse Executive Pension Plan (WEPP)	5.1(3)	873,907	12,174(4)
Louis J. Briskman (2)(5)	Frozen Benefit; In Pay Status	Qualified—Group W Component of CCPP	27.7(3)	103,393	8,962

	Frozen Benefit; In Pay Status	Nonqualified—WEPP	26.5(3)	1,833,391	158,921

	Frozen Benefit; In Pay Status	Nonqualified—Executive Supplemental Pension Arrangement	28.5(3)	6,013,402	521,249
Martin D. Franks (2)	Frozen Benefit	Nonqualified—CBS Bonus Supplemental Executive Retirement Plan	10.8(3)	101,891	0

(1)
The present value of each named executive officer's accumulated benefit at December 31, 2009 in these plans was calculated assuming commencement of benefits at age 65 (except for Messrs. Reynolds and Briskman, see footnotes (4) and (5) below), a discount rate of 5.60% and mortality rates in accordance with the UP94 Sex distinct.

(2)
Messrs. Moonves, Briskman and Franks are eligible for early retirement, since they are at least 55 years of age and have provided at least 10 years of vesting service, but have not yet reached 65, the normal retirement age. See the description of the CCPP below for information about the effect of early retirement.

(3)
The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Moonves, Ianniello, Reynolds, Briskman and Franks, who have been employed by the Company since 1995, 1997, 1994, 1975 and 1988, respectively. With respect to Messrs. Moonves, Ianniello, Reynolds and Franks, their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows: CCPP and SERP for Messrs. Moonves and Ianniello, 2004; CBS Bonus Supplemental Executive Retirement Plan for Messrs. Moonves and Franks, 1999; CCPP and SERP for Mr. Reynolds, 2005; and WEPP for Mr. Reynolds, 1999. Mr. Briskman has been receiving benefits under the CCPP since 2002, and the WEPP and his supplemental pension arrangement since 2004; his years of credited service under these plans reflect actual service and additional credited service in accordance with the provisions of the plans.

(4)
Mr. Reynolds' benefits are valued using an immediate 100% joint and survivor factor and delayed payment timing of post-2004 nonqualified plan benefits due to Section 409A of the Internal Revenue Code. Upon Mr. Reynolds' retirement effective as of August 15, 2009, he was eligible to commence benefits under the CCCP, SERP, and WEPP on September 1, 2009. The amounts in column (e) represent the total payments made during 2009.

(5)
Mr. Briskman's benefits are valued using an immediate single life factor, rather than assuming commencement at age 65, since he is currently receiving benefits. His active participation in these plans ended on December 31, 2001, and Mr. Briskman began receiving benefits under the CCPP in 2002 and the WEPP and supplemental pension arrangement in 2004 following his departure from the former CBS Corporation. He returned to the Company on September 6, 2005, whereupon he received credit in the CBS Retirement Plan and CBS Retirement Excess Pension Plan for his service with the former CBS Corporation prior to September 6, 2005 for purposes of eligibility and vesting, but not for benefit accrual.

Description of Pension Benefits

              The Company currently maintains several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Many of these plans are closed to new participants and operate only for employees who are grandfathered into these plans. The Company's practice is generally not to grant additional years of benefit accrual service under the pension plans. The normal retirement age for all Company-sponsored pension plans is 65. See the two immediately preceding tables for the named executive officers' participation in these plans.

Pension Plans Pursuant to Which Named Executive Officers Accrued Benefits in 2009

CBS Retirement Plan (CRP)

              All of the named executive officers, except for Mr. Franks, participate in the CRP, a tax-qualified defined benefit plan. Participation in the CRP begins on the later of the date an eligible employee attains age 21 or completes one year of eligibility service. Employees are fully vested in their accrued benefit upon completion of five full years of vesting service. The Company pays the entire cost of the benefits provided by the CRP. Eligible compensation for purposes of qualified plans is limited by federal law; for 2009, the limit was $245,000 (the "Annual Limit").

              For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP is 1.25% of the participant's final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant's final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (CREPP)

              The Company maintains an unfunded nonqualified defined benefit plan to provide benefits to employees who are participants in the CRP and whose annual base salary and commissions exceed the Annual Limit. The benefits under the CREPP are calculated using the CRP formula and eligible compensation in excess of the Annual Limit. Early retirement reduction factors are identical to those of the CRP. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP is $750,000. For Mr. Redstone, who is also eligible to participate in the Viacom pension and excess pension plans, the amount of compensation that can be taken into account is $375,000. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal form of payment is a single life annuity. All optional forms of payment under the CREPP are actuarially equivalent to the normal form of payment.

CBS Combined Pension Plan (CCPP)

              The Company maintains the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfy age and service requirements. The CCPP contains five separate plans (or components) and has been frozen to new participants since March 31, 1999. Mr. Franks continues to accrue benefits in the Cash Balance Component. Messrs. Moonves and Reynolds have frozen benefits in the Cash Balance Component, and Mr. Briskman has accumulated benefits in payment status under the Group W Component. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. The Company pays the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited to the Annual Limit. Early retirement reductions differ in each of these components of the CCPP; however, early retirement eligibility is defined as age 55 with 10 years of vesting service while actively employed for each component.

              Cash Balance Component:    The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2%-12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month's balance, with a minimum of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this benefit. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal form of benefit. There is no separate eligibility for early retirement as benefits are eligible for commencement upon termination from employment at any age.

              Group W Component:    The participant receives a monthly pension equal to the greater of $31 for each year of participation or 1/12 of 2% of annual pensionable wages for each year of participation. Pensionable wages include base pay, certain overtime pay and 50% of short-term incentive awards. While early retirement reduction provisions vary, as applied to the named executive officers hired prior to 1995 with less than 30 years of vesting service, the plan requires a reduction of 1/3 of 1% for each month the retirement date precedes age 65 (4% per year) down to age 60, with additional reductions using an IRS-approved mortality table and an annual interest rate of 7% for commencement prior to age 60.

Pension Plans Pursuant to Which Named Executive Officers Have an Accumulated Benefit but Did Not Accrue Benefits in 2009

CBS Supplemental Executive Retirement Plan (SERP)

              The Company maintains the SERP, an unfunded nonqualified defined benefit plan, for eligible employees who participate in the CCPP whose annual base salary exceeds the Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated using the Cash Balance Component formula generally using base salary in excess of the Annual Limit. The SERP does not apply to benefits accrued in the Group W Component. The normal form of payment is a single life annuity. All optional forms of payment under the SERP are actuarially equivalent to the normal form of payment.

CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)

              The Company established the Bonus SERP, an unfunded nonqualified defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in the CCPP. This plan has been frozen to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant's highest five consecutive short-term incentive awards for the last 10 years, multiplied by 1.7% times credited service up to a maximum of 35. Early retirement reduction factors are identical to those of the applicable CCPP component. The normal form of payment is a single life annuity. All optional forms of payment under the Bonus SERP are actuarially equivalent to the normal form of payment.

Westinghouse Executive Pension Plan (WEPP)

              The WEPP is an unfunded nonqualified defined benefit plan, which provides benefits based upon an executive's final average compensation which are offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant's average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant's executive service times 1.47%. The early retirement reduction factors for the WEPP are identical to those in the Group W Component of the CCPP. The normal form of payment is a single life annuity. All optional forms of payment under the WEPP are actuarially equivalent to the normal form of payment.

Executive Supplemental Pension Arrangement

              Pursuant to an agreement dated March 2, 1999, as amended on May 3, 2000, Mr. Briskman received monthly supplemental pension payments during 2009 under an unfunded nonqualified defined benefit arrangement. Mr. Briskman's payments under this arrangement are paid in the form of a single life annuity and are offset by benefits payable under the Group W Component of the CCPP and the WEPP. These payments are based on the WEPP benefit formula using certain assumptions with respect to final average compensation, average monthly base salary, average monthly short-term incentive awards and executive service, as set forth in the agreement. Early retirement reductions did not apply to this arrangement.

Nonqualified Deferred Compensation in 2009

              The following table sets forth information concerning nonqualified deferred compensation.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d) (3)		Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last FYE ($) (f)
Sumner M. Redstone	Deferred salary plans	0	0	10,366,759	(4)	0		(28,482,252	) (5)

	Deferred bonus plans	0	0	0		0		0

	Deferred under LTMIP (6)	0	0	(156,898)		401,904		0
Leslie Moonves	Deferred salary plans	508,500	19,200	2,163,704		0		12,885,854

	Deferred bonus plans	0	0	231,466		0		1,557,688
Joseph R. Ianniello	Deferred salary plans	42,558	15,150	46,370		0		203,080

	Deferred bonus plans	0	0	0		0		0
Fredric G. Reynolds	Deferred salary plans	200,946	19,200	167,872		0		1,575,855

	Deferred bonus plans	0	0	3,963,447		0		10,531,667
Louis J. Briskman	Deferred salary plans	105,500	15,150	66,393		0		408,724

	Deferred bonus plans	0	0	50,216		181,175	(7)	480,984
Martin D. Franks	Deferred salary plans	88,500	17,700	163,888		0		503,371

	Deferred bonus plans	0	0	0		0		0

(1)
Executive contributions pursuant to deferred salary and bonus plans are included in the "Salary" and "Bonus" columns, respectively, in the Summary Compensation Table for Fiscal Year 2009.

(2)
Amounts reported are included in the "All Other Compensation" column of the Summary Compensation Table for Fiscal Year 2009.

(3)
Amounts reflect earnings or losses on all amounts deferred in 2009 and prior years in nonqualified plans. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2009, as none of these plans or arrangements provide for above-market or preferential earnings, except with respect to Mr. Redstone, as noted in footnote (6) to the Summary Compensation Table for Fiscal Year 2009.

(4)
On March 16, 2007, the $10,334,370 balance of Mr. Redstone's deferred salary compensation account, which was fully vested, was converted to unvested SOEs of equal value that have an exercise price of $30.21 (which was the closing price of the Company's Class B Common Stock on that date) and an eight-year term, and that vest in equal installments over four years. The amount in this column reflects the appreciation in the value of the SOEs during 2009 (i.e., $10,360,884) and the earnings on amounts deferred under the Excess 401(k) Plan (i.e., $5,875). See "Employment Agreements—Sumner M. Redstone" for further information on the SOEs.

(5)
Amount reflects the cash balance of Mr. Redstone's Excess 401(k) Plan (i.e., $89,743) plus the intrinsic value of the SOEs at December 31, 2009 (i.e., -$28,571,995), which reflects the depreciation in the value of the SOEs from the conversion on March 16, 2007 through December 31, 2009. The market value of the SOEs as of December 31, 2009 was $0.

(6)
Mr. Redstone elected to defer his receipt of payment of RSUs awarded to him in January 2005 until February 1, 2009, which RSUs vested on January 24, 2006 and accrued dividend equivalents. The dividend equivalents were converted into additional RSUs annually. RSUs were settled in shares of the Company's Class B Common Stock on the deferred settlement date. The amount in column (e) represents the number of shares delivered multiplied by the stock price as of February 1, 2009.

(7)
Mr. Briskman is currently receiving a distribution of amounts he deferred under the CBS Deferred Incentive Compensation Program prior to his departure from the Company in 2002.

Description of Nonqualified Deferred Compensation

              Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (Excess 401(k) Plan)

              The Company maintains supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including before-tax contributions to the CBS 401(k) Plan and the Company's group health plan, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2009, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (60% of the amount deferred up to the first 5% of eligible compensation on pre-tax contributions), and Company contributions are fully vested after five years of service. Matching contributions made by the Company to the CBS 401(k) Plan and the Excess 401(k) Plan together will not be made with respect to compensation in excess of $750,000. For Mr. Redstone, who is eligible to participate in the Viacom 401(k) and 401(k) excess plans, the amount of compensation that can be taken into account for Company matching amounts is limited to $375,000.

              Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. The Company's matching contributions, which are made in shares of the Company's Class B Common Stock, are also reflected in phantom accounts. The CBS 401(k) Plan offers 21 investment options in which Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant's Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant's distribution election, either in a lump sum or in installments. All of the named executive officers actively participate in the Excess 401(k) Plan, except for Mr. Redstone, although he does maintain a balance in the Excess 401(k) Plan, and Mr. Reynolds, whose benefit payments commenced in January 2010.

CBS Supplementary Employee Investment Fund (SEIF)

              The SEIF was established to provide benefits to employees who were eligible to participate in the former CBS Corporation's qualified defined contribution plan and whose annual base salary exceeded the annual Code limit on qualified plan compensation during the applicable years. This nonqualified deferred compensation plan, which is funded using a rabbi trust, was closed to new participants as of 1998 and ceased permitting new contributions effective as of January 1, 2002. Participants were permitted to contribute 1% to 12.5% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers six investment options for employee contribution amounts. Company matching contributions are reflected in a phantom account consisting of the Company's Class B Common Stock. Payouts under the SEIF are made in accordance with the participant's distribution election, either in a lump sum payment or installment payments. Messrs. Moonves and Franks have a balance in this plan.

CBS Deferred Compensation Arrangements

              The Company may require certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual's respective employment contract. Mr. Reynolds previously deferred compensation in connection with his employment contract, the payment of which commenced in January 2010 following his retirement from the Company, effective as of August 15, 2009.

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (BDP)

              The Company maintains bonus deferral plans, including the BDP, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of his or her short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts in the BDP are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant's investment elections under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant's distribution election, either in a lump sum or installments. None of the named executive officers made elections to defer bonus amounts earned in 2009. Mr. Moonves is the only named executive officer who maintains a balance in this plan.

CBS Deferred Incentive Compensation Program (ICP)

              Under the ICP, eligible participants were permitted to defer up to 100% of their performance awards, including bonuses. No new contributions have been made to this nonqualified deferred compensation program, which is funded using a rabbi trust, since 2001. Prior to January 1, 1998, deferred amounts were treated as if invested in debentures with a face value of $100. Debentures were deemed convertible into a certain number of shares of the Company's common stock. At the time a deferred installment is paid, the employee receives the greater value of (i) the cash amount equal to the face value of the debentures due for such installment plus cash equal to accrued interest on the deferred amount at a 10-year U.S. Treasury bond rate or (ii) shares of common stock equal to the number of shares into which the debentures due for such installment are convertible, plus cash equal to accrued interest on the deferred amount at a 10-year U.S. Treasury bond rate. The Company may choose to pay the entire value in cash, the Company's Class B Common Stock or a combination of stock and cash. Amounts are paid either in a lump sum or installments following termination of service, as elected by the participant. Mr. Reynolds had a balance in the ICP, but received a lump sum distribution in January 2010. Mr. Briskman has a balance in the ICP and is currently receiving installment distributions under the ICP.

              For amounts deferred after January 1, 1998, eligible employees could elect to defer up to 100% of their annual incentive award. Amounts deferred are credited with interest based on the one-year U.S. Treasury bill rate (or such other rate as determined by the Compensation Committee), reset every January. Deferred amounts are paid either (i) in a lump sum in any future year not later than the year of normal retirement or (ii) in a lump sum or annual installments after termination of employment.

CBS Deferred Compensation Arrangements

              In previous years, the Company has required certain of its executives, including Mr. Reynolds, to defer specified amounts of their bonus compensation. These arrangements are not funded. With respect to a bonus paid to Mr. Reynolds in 1998, 100% of his bonus was subject to mandatory deferral. The bonus amount is credited annually with interest at a rate determined by the Compensation Committee for that year or, if higher, appreciation on the Company's common stock price. In 1999, Mr. Reynolds was paid a special award, one-half of which was subject to mandatory deferral. This deferred amount is credited annually with appreciation on the Company's common stock price. Payment of these deferred amounts commenced in January 2010 following Mr. Reynolds' retirement from the Company, effective as of August 15, 2009.

Deferrals Under the Company's Long-Term Management Incentive Program

              The Compensation Committee may permit deferral of any awards granted pursuant to the LTMIP. These arrangements are not funded. Mr. Redstone elected to defer his receipt of shares underlying RSUs, which were awarded to him in 2005 and settled in February 2009. No other executives have elected to defer such awards. Should an executive elect to defer his or her RSUs, such deferred RSUs would accrue dividend equivalents in the event the Company pays a regular cash dividend on the Company's Class B Common Stock and the dividend equivalents would convert annually into additional deferred RSUs. Dividend equivalents would accrue on the deferred RSUs (including the RSUs annually converted from dividend equivalents) until the RSUs are settled, at which time the dividend equivalents (including those converted annually from dividend equivalents) would become payable in shares of the Company's Class B Common Stock.

Potential Payments Upon Termination

              During 2009, all of the named executive officers had employment agreements providing for separation payments upon certain types of termination of employment. The Company does not provide for post-termination payments solely in the event of a change-in-control.

              The table below sets forth estimated potential payments that would be made to a named executive officer if his employment had terminated as of December 31, 2009, except with respect to Mr. Reynolds, whose payments indicated below reflect actual payments made pursuant to his employment agreement in connection with his retirement effective as of August 15, 2009. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive. The table reflects incremental payments and benefits that would be owed by the Company to the executive beyond what the named executive officer had earned as of December 31, 2009, and does not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and 401(k) excess plans, accumulated and vested benefits under the Company's pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code.

		Continuation of Salary and Deferred Compensation ($) (1)	Annual Bonus Continuation ($) (2)	Incremental Pension Benefit (present value) ($)	Continuation of Medical, Dental and Life Insurance (present value) ($) (3)	Acceleration of Equity Awards ($) (4)
Sumner M. Redstone (5)
•	Termination for Cause	0	0	0	0	0
•	Voluntary termination	0	0	0	0	0
•	Without Cause termination	0	0	0	0	17,252,759
•	Death	0	0	0	0	17,184,462
•	Disability	0	0	0	0	17,252,759
Leslie Moonves
•	Termination for Cause	0	0	0	0	0
•	Voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause termination	10,500,000	40,000,000	0	161,730	27,207,305
•	Good Reason termination	10,500,000	26,666,667	0	161,730	27,207,305
•	Death	0	0	0	0	27,207,305
•	Disability	0	0	0	100,756	27,207,305
Joseph R. Ianniello
•	Termination for Cause	0	0	0	0	0
•	Voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause termination	3,000,000	6,000,000	0	43,920	7,152,747
•	Good Reason termination	3,000,000	6,000,000	0	43,920	3,749,325
•	Death	0	0	0	0	137,718
•	Disability	0	0	0	0	143,447
Fredric G. Reynolds
•	Retirement	0	0	0	0	11,178,278
Louis J. Briskman
•	Termination for Cause	0	0	0	0	0
•	Voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	1,950,000	2,700,000	0	3,301	7,963,117
•	Death	0	0	0	0	6,003,845
•	Disability	0	0	0	0	6,013,933
Martin D. Franks
•	Termination for Cause	0	0	0	0	0
•	Voluntary termination without Good Reason	0	0	0	0	0
•	Without Cause or Good Reason termination	1,050,000	245,000	0	27,527	2,960,668
•	Death	0	0	0	0	123,036
•	Disability	0	0	0	0	129,091

(1)
Amounts reflect, with respect to Mr. Moonves, three times his annual base salary; with respect to Mr. Ianniello, the continuation of his base salary for a period of 24 months, in this instance, January 1, 2010 through December 31, 2011; and with respect to each of Messrs. Briskman and Franks, the continuation of his base salary for a period of 18 months, in this instance, January 1, 2010 through June 30, 2011.

(2)
If Mr. Moonves' employment were terminated without "Cause," he would receive three times the average of the last three completed calendar year bonuses, with his target bonus included for 2009. If Mr. Moonves terminated his employment for "Good Reason," he would receive two times the average of the last three completed calendar year bonuses, with his target bonus included for 2009.

For Mr. Ianniello, amounts reflect the payment of an amount equal to 24 months' worth of his target bonus. For Mr. Briskman, amount reflects the payment of an amount equal to 18 months' worth of bonus, which is based on the average bonuses paid for the two calendar years preceding the calendar year of his termination. For Mr. Franks, amount reflects six months' worth of target bonus. With respect to a December 31, 2009 termination date, bonuses for the period January 1, 2009 through December 31, 2009 (as determined by the Compensation Committee, which would have been earned by the named executive officers) are not included as "Annual Bonus Continuation." These bonus amounts, if the Committee were to approve bonuses for the named executive officers at target levels, would be the following for 2009: Mr. Redstone, $3,500,000; Mr. Moonves, $10,500,000; Mr. Ianniello, $1,500,000; Mr. Briskman, $1,495,000; and Mr. Franks, $490,000.

(3)
The amounts shown for Messrs. Moonves, Ianniello and Franks reflect the Company's cost of providing continued health insurance benefits and life insurance coverage as provided in their employment agreements. Upon termination, Mr. Briskman will be entitled to receive, independent of his employment agreement, continued medical benefits previously earned under the CBS retiree medical program. The amount shown for Mr. Briskman reflects the Company cost of providing continued life insurance coverage as provided in his employment agreement. For Mr. Reynolds, no amount is shown, as he is receiving benefits earned under the CBS retiree medical program.

(4)
With the exception of Mr. Reynolds, the calculation of the value associated with the acceleration of the vesting of equity grants, in the case of stock awards, was based on the closing price of the Company's Class B Common Stock on December 31, 2009, which was $14.05, and, in the case of options, was based on the difference between such closing price and the exercise price of the option. For Mr. Reynolds, these calculations are based on the closing price of the Company's Class B Common Stock on August 14, 2009 (the last date of his employment), which was $10.23, with the exception of his PRSU award granted on February 24, 2009. For the PRSUs awarded on September 23, 2008 to Mr. Briskman, on October 1, 2008 to Mr. Moonves and on February 24, 2009 to the named executive officers other than Messrs. Redstone and Moonves, because the Compensation Committee in January 2010 certified that the performance criteria associated with these grants was achieved, the Company assumed full acceleration of this award as of December 31, 2009 for all recipients.

With respect to the 2007 and 2008 grants of PSUs to Messrs. Ianniello, Briskman and Franks:

  •
  amounts included with respect to a "Without Cause" or "Good Reason" termination or a termination due to "Disability" reflect the value (determined as of December 31, 2009) of (A) the number of shares that would be delivered in settlement of the portion of the 2007 PSU award subject to a measurement period ending December 31, 2009 (due to target performance having been achieved with respect to such measurement period), but reduced to 95% of such number based on the assumption that the executives' employment was terminated prior to the third anniversary of the grant date (i.e., March 6, 2010), and (B) the number of shares that would be delivered in settlement of the remaining portion of the 2007 PSU award and all of the 2008 PSU award, the calculation of which number of shares would be prorated based on the period of time from the beginning of each applicable performance period until the assumed December 31, 2009 termination date and would assume achievement of the target performance level at the end of the applicable performance period; and

  •
  amounts included with respect to a termination due to "Death" reflect the value (determined as of December 31, 2009) of the number of shares that would be delivered in settlement of each of the 2007 PSU award and the 2008 PSU award, determined as follows: (A) for the 2007 PSU award, the number of shares was determined using (i) a full three-year measurement period for the portion of the award subject to a three-year measurement period ending December 31, 2009 (but capped at 95% of such number due to the executives having—under these post-termination scenarios—died prior to the third anniversary of the grant date (i.e., March 6, 2010)), and (ii) a two-year measurement period instead of a three-year measurement period for the remaining portion of the award, which was then prorated (i.e., two-thirds) to reflect termination prior to the completion of the three-year measurement period ending December 31, 2010 applicable to such remaining portion; and (B) for the 2008 PSU award, the number of shares was determined using (i) a two-year measurement period instead of a three-year measurement period for the portion of the award subject to a three-year measurement period ending December 31, 2010, and (ii) a one-year measurement period instead of a three-year measurement period for the remaining portion of the award subject to a three-year measurement period ending December 31, 2011, in each case then prorated to reflect the termination prior to completion of the applicable three-year measurement period.

In the case of Mr. Redstone, the number of shares to be delivered in settlement of outstanding PSUs is to be determined in accordance with the award schedule discussed in "Compensation Discussion and Analysis—

  Long-Term Management Incentive Program—Performance Goals—PSUs" based on a three-year performance period ending December 31, 2009 or, with respect to his 2007 and 2008 PSU grants (during which years other senior executives were awarded PSUs), if more favorable, in accordance with the terms and conditions applicable to such PSU grants to other senior executives. With respect to Mr. Redstone's 2007 and 2008 PSU grants, the terms and conditions applicable to PSUs granted to other senior executives in those years were more favorable. Accordingly, the above table reflects the value of the number of shares that would be delivered in settlement of Mr. Redstone's PSUs granted in 2007 and 2008, determined using the same methodology applicable to PSU grants made in 2007 and 2008 to Messrs. Ianniello, Briskman and Franks shown above. Mr. Redstone would not be entitled to any shares upon settlement of his 2009 PSU grant under these post-termination scenarios.

See the Outstanding Equity Awards at Fiscal Year-End 2009 table and accompanying footnotes for more information about the equity awards included in the above calculation.

(5)
Mr. Redstone's employment contract does not include a concept of "Good Reason."

              Mr. Moonves' employment agreement does not provide for post-termination payments solely in the event of a change-in-control, and the amount of payments to which he is entitled upon termination is not affected by whether the termination occurs before or after a change-in-control. Mr. Moonves' agreement provides for a "gross-up" in the event any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code. If the Company experienced a change-in-control on December 31, 2009, and Mr. Moonves was terminated on that date and such termination was determined to be contingent on the change-in-control, certain of Mr. Moonves' payments and benefits may trigger an excise tax imposed under Section 4999 of the Code. In connection with a termination "Without Cause," the Company would owe Mr. Moonves, as a tax gross-up in respect of the excise tax, an amount equal to approximately 37% of the total value of the payment and benefits he would receive in connection with such termination, and in connection with a resignation for "Good Reason," the Company would not owe Mr. Moonves a tax gross-up because no excise tax would be imposed.

              Mr. Ianniello's employment agreement provides for a "cut-back" in the event any payment or benefit owed to him upon termination is subject to the excise tax imposed by Section 4999 of the Code, which means that the Company will reduce the payments and benefits payable to Mr. Ianniello in such instance so as to avoid the imposition of the excise tax.

Termination for Cause or Voluntary Termination Without Good Reason

              Each named executive officer's employment agreement includes a definition of "Cause" (as discussed below) for which the executive's employment may be terminated by the Company. The named executive officers will receive no additional payments and benefits under their respective employment agreements in the event of a termination by the Company for "Cause" or a named executive officer's voluntary termination without "Good Reason" (also discussed below).

Termination Without "Cause" by the Company or for "Good Reason" by the Named Executive Officer

              Each named executive officer will receive termination payments if the Company terminates his employment without "Cause" or, except for Mr. Redstone, if the named executive officer terminates employment with the Company for "Good Reason" pursuant to his employment agreement. Mr. Redstone's employment agreement does not include any provision on resignation for "Good Reason." If a termination without "Cause" or for "Good Reason" had occurred as of December 31, 2009, then, in addition to compensation the named executive officer would have earned as of the termination date and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under the Company's nonqualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

    •
    Mr. Redstone would have received accelerated vesting of certain equity awards and the SOEs (for a termination without "Cause");

    •
    Mr. Moonves would have received (i) (x) if the termination was without "Cause," a cash severance amount equal to three times the sum of his salary at the time of termination and the average of the annual bonuses payable with respect to the last three completed calendar years in which he served as President and Chief Executive Officer of the Company, and (y) if the termination was for "Good Reason," a cash severance amount equal to three times his salary at the time of termination plus two times the average of the annual bonuses payable with respect to the last three completed calendar years in which he served as President and Chief Executive Officer of the Company; (ii) medical and dental benefits for up to 36 months following termination; (iii) life insurance until the end of the original employment term; (iv) accelerated vesting of outstanding equity awards; and (v) certain incidental costs for office space and secretarial support and interest on amounts delayed pursuant to Section 409A of the Code;

    •
    Mr. Ianniello would have received (i) a cash severance amount equal to two times his annual salary; (ii) an additional cash severance amount equal to two times his target bonus; (iii) Company-paid COBRA for up to 24 months; (iv) Company-paid life insurance until the end of the employment term; and (v)(a) in the case of a termination without "Cause," accelerated vesting of unvested stock options and RSUs, and (b) in the case of a termination for "Good Reason," accelerated vesting of the remainder of any unvested stock option and RSU grants that are at least 25% vested on the termination date and, with respect to any unvested stock option and RSU grants that are not at least 25% vested on the termination date, accelerated vesting of unvested stock options and RSUs that would have vested during the 24-month period following his termination of employment;

    •
    Mr. Briskman would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of the greater of his target bonus or the average of the annual bonuses payable with respect to the two calendar years preceding the calendar year of termination; (iii) Company-paid COBRA for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of unvested stock options, restricted shares and RSUs that would have vested during the 18-month period following his termination of employment; and

    •
    Mr. Franks would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) a prorated target bonus through June 30th of the following calendar year; (iii) Company-paid COBRA for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of unvested stock options, restricted shares and RSUs that would have vested during the 18-month period following his termination of employment.

              Named executive officers who receive benefits upon termination without "Cause" or for "Good Reason" may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of the Company's confidential information and its ownership of work product and cooperation in litigation.

    Definition of Termination for "Cause":

    •
    A termination for "Cause" for Mr. Redstone would be: dishonesty; conviction of embezzlement, fraud or other conduct which would constitute a felony; willful unauthorized disclosure of confidential information; failure, neglect of or refusal to substantially perform the duties of his employment; or any other act or omission which is a material breach of the Company's policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any subsidiary thereof.

    •
    A termination for "Cause" for Mr. Moonves would be (under the employment agreement in effect as of December 31, 2009): engaging or participating in intentional acts of material fraud against the Company; willful misfeasance having a material adverse effect on the Company (except in the event of his incapacity); his conviction of a felony; his willful unauthorized disclosure of trade secrets or other confidential material information of the Company; his resignation without Good Reason other than for death or incapacity; willful and material violation of any Company policy that is generally applicable to all employees or officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, the Supplemental Code of Ethics for Senior Financial Officers, and the Company's Business Conduct Statement; willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by the Board to cooperate, or willful destruction of or knowing and intentional failure to preserve documents of other material known by him to be relevant to any such investigation; or willful and material breach of the provisions of his employment contract.

    •
    A termination for "Cause" for Mr. Ianniello would be: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from the Chief Executive Officer, the Executive Chairman and Founder, or the Board of Directors (or any committee thereof); failure to comply with the Company's written policies, including the Company's Business Conduct Statement; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform material obligations under his employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company's businesses or those who conduct business with the Company and its affiliated entities.

    •
    A termination for "Cause" for Mr. Briskman would be: dishonesty; embezzlement, fraud or other conduct which constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of the employment agreement; failure or refusal to substantially perform his material obligations under the employment contract; willful failure to cooperate with internal or external investigations (after being instructed to cooperate), the willful destruction of or failure to preserve documents or the willful inducement of others not to cooperate or to destroy or fail to preserve documents; or conduct that is considered an offense involving moral turpitude under applicable law or which might reflect unfavorably upon any of the Company's businesses or those who conduct business with the Company and its affiliated entities.

    •
    A termination for "Cause" for Mr. Franks would be: dishonesty; embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury;

      willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with the written policies of the Company, including its Business Conduct Statement or successor conduct statement as they apply from time to time; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform his material obligations under the employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company's businesses or those who conduct business with the Company and its affiliated entities.

              Definition of "Good Reason" Termination:    Mr. Redstone's employment agreement does not include any provision on resignation for "Good Reason." A "Good Reason" termination for Mr. Moonves (under the employment agreement in effect as of December 31, 2009) would be based on the following circumstances: his removal from or any failure to reelect him as President and Chief Executive Officer of the Company; his failure to be elected or reelected to the Board at any annual meeting of stockholders of the Company at which his term as director is scheduled to expire; the assignment by the Company of duties inconsistent with the usual and customary duties associated with a chief executive officer of a publicly traded company comparable to the Company; the diminution or withdrawal of a meaningful portion of his authority or responsibilities; a reduction in his salary, target bonus or other compensation levels as the same may be increased from time to time during the employment term or breach by the Company relating to tax payments in respect of his services to be performed in New York City; the Company's requiring him to be based anywhere other than the New York or Los Angeles metropolitan area, except for required travel on the Company's business; any other material breach by the Company of its material obligations under the employment contract; or termination by him of his employment, during the 30-day period following the 12-month anniversary of the date on which there occurs a "material event," based on his good faith determination that the occurrence of the material event has adversely and materially affected his ability to perform his CEO duties effectively. A material event shall have occurred on the date on which a majority of the independent directors of the Board ceases to consist of (1) those individuals who, immediately prior to the date on which Mr. Redstone ceases to hold the position of Executive Chairman and Founder, constitute the independent directors of the Board (the "Original Independent Directors") and (2) those successor independent directors who are elected or appointed to the Board, either by a vote of the Board or by action of the Company's stockholders pursuant to a recommendation by the Board, as a result of the death or voluntary retirement or resignation of an Original Independent Director (or any such successor), including a voluntary determination by such Original Independent Director (or such successor) not to stand for reelection.

              For the other named executive officers, "Good Reason" generally would be triggered by the following: the withdrawal of material portions of the duties described within the employment agreement or a change in reporting relationships such that the executive no longer reports directly to the Company's Chief Executive Officer; the material breach by the Company of its material obligations under the employment agreement, including a material reduction in compensation as defined in the agreement; or the relocation of his position outside of a specified metropolitan area.

Termination Due to Disability

              If a named executive officer were to become disabled during the employment term, the Company would pay salary earned through the date of disability and a prorated bonus for the calendar year in which disability occurs, which the executive would have earned. Messrs. Ianniello, Briskman and Franks would become entitled to payment of a prorated target bonus for the period during which they receive short-term disability benefits under the Company's short-term disability program. Also in these circumstances, certain equity awards vest for Messrs. Redstone, Moonves and Briskman. In addition, Mr. Moonves would continue to receive his Company-paid life insurance coverage for the remainder of the term of his agreement.

Termination Due to Death

              If a named executive officer were to die during the employment term, the Company would pay salary earned through the date of death and a prorated bonus for the calendar year in which death occurs, which the executive would have earned. Also in these circumstances, certain equity awards vest for Messrs. Redstone, Moonves and Briskman. No additional payments or benefits would be due under their respective contracts.

ITEM 3—PROPOSAL TO RE-APPROVE THE MATERIAL TERMS
OF THE PERFORMANCE GOALS IN THE CBS CORPORATION
SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN
PURSUANT TO SECTION 162(m) OF THE CODE

              The Board of Directors recommends that stockholders re-approve the material terms of the performance goals in the Company's Senior Executive Short-Term Incentive Plan, as amended (the "Senior Executive STIP"). The purpose of asking stockholders to re-approve the performance goals under the Senior Executive STIP is so that certain incentive awards granted under the plan may qualify as tax-deductible performance-based compensation under Section 162(m) of the Code ("Section 162(m)").

              Section 162(m) places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to a "covered employee," which for purposes of Section 162(m) means any person who as of the last day of the fiscal year is the chief executive officer or one of the Company's three highest compensated executive officers as determined under SEC rules. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for "qualified performance-based compensation" set forth under Section 162(m). One of the conditions requires stockholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. The Company's stockholders previously approved the Senior Executive STIP and its material terms at the Company's 2005 Annual Meeting. Therefore, at the 2010 Annual Meeting, the Company is asking stockholders to re-approve the material terms of the performance goals under the Senior Executive STIP.

              For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the Senior Executive STIP, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum award that can be paid to an employee under the performance goal. Each of these aspects of the Senior Executive STIP is discussed below.

Eligibility and Participation

              The administrator for the Senior Executive STIP is the Compensation Committee. The Senior Executive STIP authorizes the Compensation Committee to grant awards to employees of the Company and its subsidiaries at the level of Senior Vice President or above for a given performance period. The number of employees who currently participate under the Senior Executive STIP is seven.

Performance Goals

              The performance goals from which the Compensation Committee can set performance targets will relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: OIBDA, OIBDA without inter-company eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. Performance targets may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

Maximum Award

              The aggregate amount of all awards granted under the Senior Executive STIP to any participant for any performance period may not exceed the lesser of (i) eight times the participant's "salary" (as defined below), or (ii) $51.2 million. The actual bonuses that have been awarded under the Senior Executive STIP have in fact been much smaller than the maximum bonuses that could have been awarded under the plan. Under the Senior Executive STIP, "salary" for any performance period means the sum of (i) the annual base salary of the participant as in effect on the first day of the applicable performance period and (ii) an amount equal to the annual rate of compensation (as in effect on the first date of the applicable performance period) that the participant is required to defer (if any) for the applicable performance period pursuant to an employment agreement or similar arrangement with the Company.

              The Board believes that it is in the best interests of the Company and its stockholders to enable the Company to implement compensation arrangements that qualify as tax-deductible performance-based compensation in the Senior Executive STIP. The Board is therefore asking stockholders to re-approve, for Section 162(m) purposes, the material terms of the performance goals set forth above. However, stockholder approval of the Senior Executive STIP is one of several requirements under Section 162(m) that must be satisfied for awards under the Senior Executive STIP to qualify for the "performance-based" compensation exemption. Nothing in this proposal precludes the Company or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

              Stockholders are not being asked to approve any amendment to the Senior Executive STIP or to re-approve the Senior Executive STIP itself. A summary of other significant terms of the Senior Executive STIP is set forth as Annex A to this proxy statement. The complete text of the Senior Executive STIP can be found as Exhibit 10(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and as Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which text is incorporated herein by reference. The summary of the Senior Executive STIP set forth in Annex A is qualified in its entirety by reference to the actual text of the Senior Executive STIP.

Plan Benefits

              No awards made under the Senior Executive STIP have been made subject to stockholder re-approval of the material terms of the performance goals in the Senior Executive STIP at the 2010 Annual Meeting. The amounts of awards that will be granted under the Senior Executive STIP in the future are not determinable, as the Compensation Committee will make these determinations in its discretion in accordance with the terms of the Senior Executive STIP. The amounts of bonuses paid to the named executive officers for 2009 under the Senior Executive STIP are disclosed in the "Bonus" column of the Summary Compensation Table for Fiscal Year 2009.

RECOMMENDATION OF THE BOARD OF DIRECTORS

              The Board of Directors recommends a vote "FOR" re-approval of the material terms of the performance goals in the Senior Executive STIP pursuant to Section 162(m) of the Code.

 EQUITY COMPENSATION PLAN INFORMATION

              The following table sets forth certain information as of December 31, 2009, concerning shares of the Company's Class B Common Stock authorized for issuance under (i) equity compensation plans approved by the Company's stockholders and (ii) equity compensation plans assumed by the Company in mergers with publicly traded companies pursuant to which awards were made by the Company after completion of the mergers. None of the shares of the Company's Class A Common Stock are authorized for issuance under the Company's equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	60,751,127(4)	$16.43	65,644,889(6)
Equity compensation plans not approved by security holders (3)	1,741,829(5)	$35.64	0

Total	62,492,956	$16.96	65,644,889

(1)
This table does not include plans assumed by the Company pursuant to mergers with publicly traded companies if no awards were made under such plans after completion of the mergers. For this reason, this table does not include options for 1,462,287 shares in the aggregate, all of which were assumed in the mergers and remain outstanding as of December 31, 2009. The weighted-average exercise price of these options as of December 31, 2009 was $30.59.

(2)
Equity compensation plans approved by the Company's security holders include the following: the Company's 2000 and 2004 Long-Term Management Incentive Plans, the Company's 2009 Long-Term Incentive Plan, the Company's 2000 Stock Option Plan for Outside Directors and the Company's 2005 RSU Plan for Outside Directors.

(3)
Equity compensation plans not approved by the Company's security holders (but approved by the shareholders of predecessor or affiliate companies) that were assumed by the Company pursuant to mergers with publicly traded companies and pursuant to which additional awards, reflected in column (a) in the table, were made after the applicable dates of such mergers, include the following: CBS Corporation 1991 Long-Term Incentive Plan (the "CBS 1991 LTIP"), the CBS Corporation 1993 Long-Term Incentive Plan (the "CBS 1993 LTIP") and the Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (the "Infinity 1998 LTIP").

(4)
This amount includes 769,577 shares underlying PSUs granted under the Company's 2004 Long-Term Management Incentive Plan, which assumes that target performance levels would be attained. If, however, maximum performance levels were attained (and 2,138,285 shares were issued as a result), the amount shown would be increased by 1,368,708 shares (and the amount shown in column (c) would be reduced by an equal number of shares).

(5)
This table does not include options granted under the CBS 1991 LTIP, the CBS 1993 LTIP and the Infinity 1998 LTIP prior to the mergers. For this reason, this table does not include options for 2,342,227 shares in the aggregate, all of which were assumed in the mergers and remain outstanding as of December 31, 2009. The weighted-average exercise price of these options as of December 31, 2009 was $43.58.

(6)
This amount includes 29,845,761 shares of the Company's Class B Common Stock available for future awards other than options and stock appreciation rights under the Company's 2009 Long-Term Incentive Plan and 1,452,028 shares of the Company's Class B Common Stock available for future awards under the Company's 2000 Stock Option Plan for Outside Directors and 2005 RSU Plan for Outside Directors.

              Below are descriptions of equity compensation plans not approved by the Company's security holders, but approved by the shareholders of predecessor or affiliate companies, and under which awards were made after the dates of the mergers by the Company with publicly traded companies, as applicable (see footnote (3) above).

CBS 1991 LTIP, CBS 1993 LTIP and Infinity 1998 LTIP

              The Company assumed the CBS 1991 LTIP and the CBS 1993 LTIP (together, the "CBS LTIPs") and the Infinity 1998 LTIP in connection with mergers with publicly traded companies. Stock options issued under the CBS LTIPs and the Infinity 1998 LTIP prior to the respective mergers were converted into the Company's options with the number of options and the related exercise prices adjusted pursuant to the terms of the relevant mergers.

              The CBS LTIPs and the Infinity 1998 LTIP provided for grants of non-statutory stock options, stock appreciation rights and limited stock appreciation rights, performance awards and restricted stock. The CBS 1993 LTIP and the Infinity 1998 LTIP also provided for grants of incentive stock options. Stock options were the only awards issued under the CBS LTIPs and the Infinity 1998 LTIP that were assumed by the Company at the time of the respective mergers and that are currently outstanding.

              Prior to the mergers, stock options were awarded by the other public companies to their management and employees under the CBS LTIPs and the Infinity 1998 LTIP. Option grants pursuant to the "Fund the Future" program, a broad-based program pursuant to which employees receive stock options, were also made under these plans. After the mergers, the Company awarded stock options in 2001 and 2002 under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the "Fund the Future" program to certain employees of the Company. No awards have been made under the CBS LTIPs and the Infinity 1998 LTIP since 2002, and no additional awards can be made under these plans.

              The exercise price of stock options issued under the CBS LTIPs and the Infinity 1998 LTIP could not be less than the fair market value on the date of grant. The management stock options granted under the CBS LTIPs and the Infinity 1998 LTIP generally vested over a one- to four-year period and a one- to three-year period, respectively, and vested options could be exercised at any time until the 10-year expiration date subject to provisions regarding termination of employment.

              Stock options granted under the CBS LTIPs and the Infinity 1998 LTIP pursuant to the "Fund the Future" program were subject to a three-year holding period as well as a vesting schedule that was related to years of service. Generally, vested options granted under this program could be exercised once the three-year holding period was satisfied but not beyond the 10-year expiration date, subject to provisions regarding termination of employment. The Compensation Committee has the power to accelerate the time at which any option may vest or be exercised.

 OTHER MATTERS

              In an effort to reduce the amount of paper mailed to stockholders' homes and to help lower the Company's printing and postage costs, stockholders who receive printed copies of the Company's proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit http://enroll.icsdelivery.com/cbs or select the "Sign up for Electronic Delivery" link on the "Investor Relations—Events & Presentations—Annual Meeting/Proxy Materials/Form 10-K" page of the Company's website at www.cbscorporation.com. You can always change your mind and resume receiving copies of these documents by mail by revisiting one of these websites and selecting "change/cancel existing enrollment form."

2011 ANNUAL MEETING OF STOCKHOLDERS

              Stockholder proposals may be submitted for inclusion in the Company's proxy statement relating to the 2011 Annual Meeting of Stockholders after the 2010 Annual Meeting but must be received no later than December 17, 2010 at the Company's principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Angeline C. Straka, Secretary.

              The Company's Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year's proxy statement but directly at the 2011 Annual Meeting, including nominations of persons for election to the Company's Board of Directors, which notice must be received at the Company's principal executive offices no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the immediately preceding annual meeting. Based upon the anniversary date of the 2010 Annual Meeting as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received at the Company's principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Angeline C. Straka, Secretary, no earlier than the close of business on January 26, 2011, and no later than the close of business on February 25, 2011.

By Order of the Board of Directors, Angeline C. Straka Secretary

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements in the Form 10-K and schedules thereto, in lieu of a separate annual report, has been provided on CBS Corporation's website at www.cbscorporation.com and a printed copy has been sent to stockholders of record on March 31, 2010 who have requested that a copy be sent, along with this proxy statement. If you have requested, but have not received, a printed copy of the Form 10-K, the Company will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Angeline C. Straka, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

ANNEX A

SUMMARY OF THE CBS CORPORATION
SENIOR EXECUTIVE SHORT-TERM INCENTIVE PLAN

Purpose

              The purpose of the CBS Corporation Senior Executive Short-Term Incentive Plan, as amended (the "Senior Executive STIP"), is to benefit and advance the interests of the Company by granting annual performance-based awards to reward selected senior executive officers of the Company and its subsidiaries and divisions for their contributions to the Company's financial success and thereby motivate them to make such contributions in the future.

Administration

              The Senior Executive STIP is administered by the Compensation Committee or another committee appointed or designated by the Board of Directors of the Company. The Compensation Committee will consist of at least two members of the Board of Directors, each of whom must be an "outside director" within the meaning of Section 162(m) of the Code. The failure of a Compensation Committee member to meet the qualification requirements of Section 162(m) of the Code will not invalidate any actions taken or awards granted by the Compensation Committee. The Senior Executive STIP authorizes the Compensation Committee to grant awards to designated executive officers of the Company and its subsidiaries at the level of Senior Vice President or above for a given performance period.

Awards

              Within the time period permitted or required under Section 162(m) for amounts payable under the Senior Executive STIP to be considered "qualified performance-based compensation," the Compensation Committee will (i) establish the performance period, (ii) designate the employees of the Company who will participate in the Senior Executive STIP during the performance period, (iii) select the performance goal(s) to be applicable to the performance period, (iv) establish specific performance targets related to such performance goals and (v) establish target awards for each participant. A performance period generally corresponds to the Company's calendar year, but could, in certain circumstances, be a longer or shorter period designated by the Compensation Committee.

              The Senior Executive STIP provides that the performance goals from which the Compensation Committee can set performance targets will relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: OIBDA, OIBDA without inter-company eliminations, operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, revenue, net revenue, operating revenue, total shareholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. Performance targets may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index.

              Shortly after the end of each performance period, the Compensation Committee will certify whether the performance targets have been achieved; if so, the awards will have been earned, subject to the Compensation Committee's right, in its sole discretion, to reduce the amount of the award to any participant to reflect the Compensation Committee's assessment of the participant's individual performance or for any other reason. These awards will be paid, in whole or in part, in cash, in the form of grants of stock-based awards issued under the Company's long-term incentive plan (the "Equity Plan"), or in any other form prescribed by the Compensation Committee, and may be subject to such additional restrictions as the Compensation Committee, in its sole discretion, may impose. Such awards will be paid after the Compensation Committee certifies the applicable performance targets have been achieved during the period January 1st through February 28th of the calendar year following the calendar year to which the award relates.

              If the Compensation Committee determines that an award will be paid in the form of a stock-based award issued under the Equity Plan, then for purposes of determining the number of shares of Class B Common Stock subject to an award, the Class B Common Stock will be valued based on its fair market value on the date such stock-based awards are granted. Under the Equity Plan and the Senior Executive STIP, the "fair market value" of a share of Class B Common Stock on a given date will be, unless otherwise determined by the Compensation Committee, the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed. Where awards are paid in property other than cash and Class B Common Stock, the value of such awards, for purposes of the Senior Executive STIP, will be determined by reference to the fair market value of the property on the date the Compensation Committee grants the award of such property. The Compensation Committee may establish procedures pursuant to which the payment of any award may be deferred.

              To receive an award under the Senior Executive STIP, the participant must have remained in the continuous employ of the Company or its subsidiaries during the performance period applicable to such participant. If the Company or any subsidiary terminates a participant's employment other than for "cause," a participant terminates his employment for "good reason" or a participant becomes permanently disabled or dies during a performance period, such participant (or his or her estate) will receive, unless his or her employment agreement provides otherwise, a pro rata portion of the amount of any award for such performance period, subject to the Compensation Committee's right, in its sole discretion, to reduce the amount of such award to reflect the Compensation Committee's assessment of such participant's individual performance prior to the termination of such participant's employment, such participant's becoming permanently disabled or such participant's death, as the case may be, or for any other reason.

Maximum Award

              The aggregate amount of all awards granted under the Senior Executive STIP to any participant for any performance period may not exceed eight times the participant's "salary," but in no event shall such amount exceed $51.2 million. Under the Senior Executive STIP, "salary" for any performance period means the sum of (i) the annual base salary of the participant as in effect on the first day of the applicable performance period and (ii) an amount equal to the annual rate of compensation (as in effect on the first date of the applicable performance period) that the participant is required to defer (if any) for the applicable performance period pursuant to an employment agreement or similar arrangement with the Company.

Adjustments

              In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event, occurs, or any other event or circumstance occurs which has the effect, as determined by the Compensation Committee in its sole and absolute discretion, of distorting the applicable performance goals, including, without limitation, changes in accounting standards, the Compensation Committee may adjust or modify, as determined by the Compensation Committee in its sole and absolute discretion, the calculation of the applicable performance targets based on the performance goals, to the extent necessary to prevent the reduction or enlargement of participants' awards under the Senior Executive STIP for such performance period attributable to such transaction, circumstance or event. Such adjustments will be conclusive and binding for all purposes.

Transfer Restrictions, Etc.

              The rights of a participant to receive awards under the Senior Executive STIP will not be transferable by a participant to whom such award is granted other than by will or the laws of descent and distribution. No employee will have any claim or right to receive awards under the Senior Executive STIP. Neither the Senior Executive STIP nor any action taken thereunder will be construed as giving any employee a right to continued employment with the Company.

Amendment and Termination of the Plan

              The Board of Directors of the Company may at any time alter, amend, suspend or terminate the Senior Executive STIP in whole or in part. No alteration, amendment, suspension or termination of the Senior Executive STIP may, without the consent of the participant to whom an award has been made, adversely affect the rights of such participant in such award; provided, however, that no such consent shall be required if the Compensation Committee determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or prudent pursuant to any change in applicable law, including without limitation, any changes made pursuant to Section 409A of the Code and any regulations, rulings and other regulatory guidance issued thereunder.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CBS CORPORATION M21580-P90575-Z51937 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by CBS Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 25, 2010 (May 24, 2010 for participants in CBS Corporation's 401(k) Plan). Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 25, 2010 (May 24, 2010 for participants in CBS Corporation's 401(k) Plan). Have this proxy card in hand when you call and then follow the recorded instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 26, 2010. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except Yes No 51 W. 52ND STREET NEW YORK, NY 10019 2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for fiscal year 2010. 1. The election of 14 directors: 01) David R. Andelman 02) Joseph A. Califano, Jr. 03) William S. Cohen 04) Gary L. Countryman 05) Charles K. Gifford 06) Leonard Goldberg 07) Bruce S. Gordon 08) Linda M. Griego 09) Arnold Kopelson 10) Leslie Moonves 11) Doug Morris 12) Shari Redstone 13) Sumner M. Redstone 14) Frederic V. Salerno THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED DIRECTOR NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MATTERS 2 AND 3. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please sign, date and return this Proxy in the enclosed postage-paid envelope. Nominees: 3. A proposal to re-approve the material terms of the performance goals in the Company's Senior Executive Short-Term Incentive Plan. For Against Abstain

CBS CORPORATION 51 West 52nd Street New York, NY 10019 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010 The undersigned stockholder(s) hereby appoint(s) each of SUMNER M. REDSTONE and LESLIE MOONVES, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2010 Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Daylight Time, on Wednesday, May 26, 2010, at the Equitable Center, 787 Seventh Avenue (at 51st Street), New York, New York, and at any adjournments or postponements thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). The close of business on March 31, 2010 has been fixed as the record date for determining the record holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends a vote FOR matters (1) through (3). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) through (3). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof. Attention participants in the 401(k) Plan: If you hold shares of CBS Corporation Class A Common Stock through CBS Corporation's 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on May 24, 2010 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of CBS Corporation Class A Common Stock held in the CBS 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Address Changes/Comments: M21581-P90575-Z51937 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com.